As filed with the Securities and Exchange Commission on May 25, 2012

Registration No. 333-180090

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
To
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASCEND ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	3674	20-3881465
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Ascend Acquisition Corp. 360 Ritch Street, Floor 3 San Francisco, California 94107 (786) 245-3786	Craig dos Santos Chief Executive Officer Ascend Acquisition Corp. 360 Ritch Street, Floor 3 San Francisco, California 94107 (786) 245-3786
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.
Jeffrey M. Gallant, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue, 19th Floor
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities being registered	Amounts being registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	12,137,989	$0.50	$6,068,994.50	$695.51	(3)

(1)	This registration statement registers for resale by the selling stockholders an aggregate of 12,137,989 shares of common stock, par value $0.0001 per share. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional shares of common stock of the registrant as may hereafter be offered or issued as a result of stock splits, stock dividends, or similar transactions.
(2)	Based upon the average of the high and low prices on the Over-the-Counter Bulletin Board as of March 9, 2012, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.
(3)	Filing fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 25, 2012

ASCEND ACQUISITION CORP.

12,137,989 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders identified herein of up to 12,137,989 shares of our common stock.

The selling stockholders identified in this prospectus (which term as used herein includes its pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time at market prices, negotiated prices or otherwise. The selling stockholders may sell the common stock offered hereby in public or private transactions, using any of the methods described in the section entitled “Plan of Distribution” beginning on page 46 of this prospectus. The timing and amount of any sale are within the sole discretion of the selling stockholders. We will not receive any of the proceeds from the resale by the selling stockholders of the shares offered by this prospectus. We will pay all expenses incurred in effecting the registration statement of which this prospectus constitutes a part.

Our common stock trades on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “ASCQ.” The last sale price of our common stock on May 21, 2012 was $0.351 per share.

Investing in our common stock involves significant risks. See the section entitled “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated __________ __, 2012

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements that follow. It may not contain all of the information that is important to you. You should read the entire prospectus, including the section entitled “Risk Factors” beginning on page 5, our financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision.

Unless the context otherwise requires, references to “Ascend” or the “Company” are references to Ascend Acquisition Corp., a Delaware corporation, and references to “Andover Games” are references to Andover Games, LLC, a Delaware limited liability company that is wholly-owned by Ascend. References to “we,” “us” or “our” are references to the combined business of Ascend and Andover Games. Unless otherwise indicated, all share and per share data in this prospectus gives effect to the 1-for-10 reverse stock split of our common stock implemented on September 23, 2008.

Our Company

Our goal is to become one of the leading gaming companies focused purely in the social mobile arena. We intend to use a multi-faceted approach to developing, producing, marketing and distributing games on iOS and Android devices. We aim for fun, engaging consumer interaction, experienced anywhere, at any time, on your phone. Our team has acquired its expertise from not only working at, but also starting, Tapjoy, a private marketing/distribution company in the mobile gaming space that was generating annualized revenues of over $100 million by March 2011, and the mobile division at Playdom, a social gaming company that was sold for approximately $760 million in 2010. We expect that the majority of our games will be free to play, and we expect to generate revenue through the in-game sale of virtual goods and advertising. We intend to recruit experienced public company executives who have a track record of building numerous successful public companies to join forces with our existing team of top mobile executives and technologists.

We will initially launch our games in conjunction with other game companies. Our relationship with these game companies may be through ownership and/or strategic relationship agreements, including revenue sharing agreements. We will provide a common infrastructure for these game companies that enables them to produce successful games and run them as a service business. The services we supply to these game companies will vary from relationship to relationship and may include assisting with game design, analytics, monetization, distribution and marketing, as well as potentially providing office space, accounting and human resource functions. We will look to increase our ownership or revenue share interest in these game companies, or try to acquire them completely as they or their games demonstrate success. As we grow, we will endeavor to hire as well as make full acquisitions of high quality development teams.

Currently, we have commercial and investment relationships with four game companies, Rotvig Labs, LLC, Infinitap Games, LLC, Ecko Entertainment, Inc. and Game Closure, Inc. We own an approximate 46% equity interest in Rotvig Labs, LLC, which is developing a web-enabled iOS game engine currently titled Spacecraft. We own all of the intellectual property embodied in the only mobile game currently in development by Infinitap Games, LLC, entitled Dino Park, and are entitled to certain percentages of the revenues derived from such game. We own less than one percent of, and hold a $50,000 convertible promissory note made by, Ecko Entertainment, Inc., which currently has the following mobile games: Dexter, The Game; Weeds; and The Social Club. We also own less than one percent of Game Closure, Inc., which offers an HTML5-based multiplayer game development kit.

Andover Games, LLC, our wholly owned operating subsidiary, began operations on January 17, 2011. We acquired Andover Games, LLC on February 29, 2012, as described below under “—Corporate History.”

Our executive offices are located at 360 Ritch Street, Floor 3, San Francisco, California 94107, and the telephone number is (786) 245-3786.

Corporate History

Ascend was formed on December 5, 2005 as a blank check company to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Prior to its initial public offering (“IPO”), Ascend issued 1,500,000 shares of common stock (on a pre-reverse stock split basis) to its founders, including Don K. Rice, at the time, its chairman, Chief Executive Officer, President and Treasurer. On May 17, 2006, Ascend sold 6,000,000 units in its IPO and on May 22, 2006, it sold 900,000 units subject to the underwriters’ overallotment option (each on a pre-reverse stock split basis). Simultaneously with the IPO, Ascend sold 166,667 units (on a pre-reverse stock split basis) to Mr. Rice in a private placement. Each unit sold in the IPO originally consisted of one share of common stock and two redeemable common stock purchase warrants, which expired unexercised in May 2010. Substantially all of the net proceeds from the IPO and all of the proceeds from the private placement were placed in a trust account (the “Trust Fund”) for the benefit of the holders of the original shares of common stock issued in Ascend’s IPO (“IPO Shares”).

Under the terms of Ascend’s then-existing certificate of incorporation, Ascend was required to complete an initial business combination by November 17, 2007, or by May 17, 2008 if a letter of intent, agreement in principle or definitive agreement was executed by November 17, 2007 but the business combination was not completed by such date. Ascend was not able to complete a business combination within the required time periods though and as a result, it was required under the terms of its then-existing certificate of incorporation to dissolve and liquidate the Trust Fund.

In considering alternatives for preserving value for stockholders, however, Ascend’s board of directors ultimately determined to amend its then-existing certificate of incorporation: (i) to permit the continuance of the company as a corporation beyond May 17, 2008 without the limitations related to the IPO; (ii) to increase the authorized shares of common stock from 30,000,000 shares to 300,000,000 shares of common stock; and (iii) to effect a one-for-ten reverse stock split of the Company’s common stock. Ascend’s stockholders approved all of these amendments at a special meeting held on September 4, 2008. On September 18, 2008, Ascend distributed the amounts in the Trust Fund (other than amounts reserved to pay Delaware franchise tax liabilities) to the holders of the original IPO Shares.

From September 2008 until December 2011, Ascend was seeking to acquire a business or company or identify some other opportunity for it and its shareholders’ benefit.

To supplement Ascend’s working capital needs during this period, Mr. Rice loaned Ascend an aggregate of $320,000 in exchange for convertible promissory notes that were convertible into an aggregate of 7,075,000 shares of Ascend’s common stock. On January 21, 2011, Ascend entered into and consummated a stock purchase agreement (the “Purchase Agreement”) with Mr. Rice and Ironbound Partners Fund, LLC (“Ironbound”), an affiliate of Jonathan J. Ledecky, our current Non-Executive Chairman of the Board and Interim Chief Financial Officer. Pursuant to the Purchase Agreement, Mr. Rice converted the promissory notes into the shares of common stock and immediately thereafter sold them to Ironbound together with 218,550 additional shares of common stock held by Mr. Rice, or an aggregate of 7,293,550 shares of common stock, at the time representing approximately 92% of Ascend’s outstanding capital stock in the aggregate. Additionally, pursuant to the Purchase Agreement: (i) Mr. Rice resigned from all of his officer positions with Ascend; (ii) Stephen L. Brown, the other member of Ascend’s board of directors at that time, resigned from his position; and (iii) Mr. Ledecky was appointed as a member of Ascend’s board of directors and as its Chief Executive Officer. On April 22, 2011, as required pursuant to the stock purchase agreement, Mr. Rice resigned from Ascend’s board of directors. At such time, Mr. Ledecky became the sole member of Ascend’s board of directors and its sole executive officer.

On December 30, 2011, Ascend entered into a Merger Agreement and Plan of Reorganization, as amended effective March 30, 2012 and April 30, 2012 (the “Merger Agreement”), with Ascend Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ascend (“Merger Sub”), Andover Games and the members of Andover Games. On February 29, 2012, the parties consummated the transactions contemplated by the Merger Agreement and, pursuant to the Merger Agreement, the Merger Sub merged with and into Andover Games, with Andover Games surviving the merger and becoming a wholly-owned subsidiary of Ascend. At the closing of the merger (“Closing”):

•	The former holders of membership interests of Andover Games received 38,195,025 shares of Ascend common stock, representing 75% of the fully diluted capitalization of Ascend immediately after the closing of the merger and the Financing (defined below), subject to further adjustment as provided for in the Merger Agreement.

•	Craig dos Santos, Andover Games’ Chief Executive Officer, Ben Lewis, a founder of Andover Games, Richard Hecker, a board member of Andover Games, and Jeremy Zimmer were appointed to Ascend’s board of directors to join Mr. Ledecky as board members.
•	Mr. Ledecky resigned from his position of Chief Executive Officer of Ascend and became our Non-Executive Chairman of the Board and Interim Chief Financial Officer. Additionally, Craig dos Santos became our Chief Executive Officer and continued as the Chief Executive Officer and a Manager of Andover Games.

As a result of the merger, our business became the business of Andover Games.

Background of the Offering

February 2012 Financing

Pursuant to the Merger Agreement, Ascend was obligated to use its commercial best efforts to raise $4 million of equity capital through the sale of Ascend’s capital stock (the “Financing”), of which at least $2 million was to be raised prior to or simultaneously with the Closing and such additional proceeds were to be raised, if at all, within 60 days after the Closing so as to raise up to $4 million in aggregate proceeds. On May 14, 2012, the parties further amended the Merger Agreement, effective as of April 30, 2012. Pursuant to the amendment, the parties agreed to terminate the offering period for the Financing and recommence financing efforts at a later time. The parties determined to amend the Merger Agreement in this way to allow Ascend to freely explore and consummate potential strategic initiatives that have been presented to it since consummation of the merger. Ascend anticipates recommencing its efforts to raise the remaining additional $2 million of proceeds after it has fully analyzed and explored such strategic initiatives and no later than June 30, 2012 (or whenever legally permitted to do so) pursuant to the original terms of the Merger Agreement and will then have approximately 30 days to complete the Financing. Ironbound has agreed that if Ascend is unable to identify investors to purchase all of the remaining $2 million of shares of common stock in the Financing, it will purchase such remaning shares.

Simultaneously with the Closing, Ascend sold 4,000,000 shares of its common stock in a private placement to accredited investors, including Ironbound and Jeremy Zimmer, at $0.50 per share, for gross proceeds of $2 million. The purchase and sale of such shares was conducted pursuant to a subscription agreement entered into between Ascend and each of the investors. Ironbound used a convertible promissory note issued to it by Ascend as consideration for its purchase of 500,000 of such shares. The convertible promissory note represented amounts advanced to Ascend by Ironbound so that Ascend could provide certain bridge financing to Andover Games upon execution of the Merger Agreement as provided for therein.

We agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares issued in the private placement within ten business days of the Closing. Accordingly, we are registering the resale of such shares on the registration statement of which this prospectus forms a part.

July 2011 Financing

On July 27, 2011, we sold an aggregate of 625,000 shares of common stock in a private placement to Jeremy Zimmer and two other accredited investors for an aggregate purchase price of $125,000, or $0.20 per share, pursuant to subscription agreements.

We agreed to file a registration statement with the Securities and Exchange Commission to register the resale of shares issued in this private placement promptly after consummation by us of a merger, stock exchange, asset acquisition or other form of business combination. Accordingly, we are registering the resale of such shares on the registration statement of which this prospectus forms a part.

Founder Shares, Conversion Shares and Affiliate Shares

Prior to our IPO, in connection with our formation, we issued 1,500,000 shares of common stock (on a pre-reverse stock split basis) in a private placement to our founders, including Don K. Rice, at the time our Chairman, Chief Executive Officer, President and Treasurer, for an aggregate purchase price of $25,000. Upon completion of the reverse stock split on September 23, 2008, the 1,500,000 shares were converted into 150,000 shares. In November 2008, Mr. Rice transferred 13,581 of such shares held by him to Graubard

Miller to extinguish legal fees owed by Ascend to the law firm. In January 2011, Mr. Rice transferred the remaining 105,562 of such shares held by him, together with the 7,075,000 shares of Ascend’s common stock received upon conversion of his promissory notes and all 112,988 of the other shares of Ascend common stock held by him, or an aggregate of 7,293,550 shares of common stock, to Ironbound as described above.

On July 27, 2011, Ironbound converted a $10,000 principal amount of a promissory note that Ascend issued to it on July 19, 2011 and a $25,000 principal amount of a note that Ascend issued to it on March 30, 2011 into an aggregate of 175,000 shares of common stock (at a conversion price of $0.20 per share).

We granted certain registration rights to the holders of the above-referenced shares. Accordingly, we are registering the resale of such shares on the registration statement of which this prospectus forms a part.

The Offering

Common stock offered by selling stockholders
12,137,989 shares
Common stock issued and outstanding prior to this offering
50,926,700
Plan of distribution
The shares of common stock covered by this prospectus may be sold by the selling stockholders in public or private transactions, using any of the methods described under the section entitled “Plan of Distribution” beginning on page 46.
Total proceeds raised by offering
We will not receive any proceeds from the resale by the selling stockholders of the shares offered by this prospectus.
OTCBB Symbol
ASCQ
Risk factors
See the section entitled “Risk Factors” beginning on page 5 and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below as well as the other information contained in this prospectus before buying shares of our common stock. If any of the following risks or uncertainties occurs, our business, financial condition and operating results could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our common stock. You should carefully consider all of the risks described below regarding the Company and its subsidiaries. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations.

We have a new business model and virtually no operating history, which makes it difficult to evaluate our prospects and future financial results and may increase the risk that we will not be successful.

We began operations in 2011 and we have a short operating history and a new business model, which makes it difficult or impossible for us to predict future results of operations and for investors to effectively assess our future prospects. As a new company, we face risks and uncertainties relating to our ability to successfully implement our strategy. If we cannot address these risks and uncertainties or are unable to execute our strategy, we will not be successful, which could completely extinguish the value of your investment. We may never be able to achieve profitability, and even if we do, we may not be able to remain profitable. To achieve profitable operations on a continuing basis, we must successfully create, develop, test, introduce, market and distribute games and develop our site and our other products on a broad commercial basis. You should consider our business and prospects in light of the challenges we face, which include our ability to, among other things:

•	develop and then maintain a good relationship with Apple, Google and Facebook;
•	convert non-paying players into paying players and attract new paying players;
•	increase purchases by paying players;
•	retain paying players, especially higher paying players;
•	anticipate changes in the mobile and social game industry;
•	cost-effectively develop and launch games;
•	launch games and release enhancements that become popular;
•	develop and maintain a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased player usage, fast load times and the deployment of new features and games;
•	process, store and use data in compliance with governmental regulation and other legal obligations related to privacy;
•	successfully compete with other companies that are currently in, or may in the future enter, the social game or entertainment industry;
•	hire, integrate and retain world class talent;
•	maintain adequate control of our expenses; and
•	successfully expand our business, while maintaining high quality.

We will operate in a new and rapidly changing industry, which makes it difficult to evaluate our business and prospects.

Social games, from which we will derive substantially all of our revenue, is a new and rapidly evolving industry. The growth of the social game industry and the level of demand and market acceptance of our games will be subject to a high degree of uncertainty. Our future operating results will depend on numerous factors affecting the social game industry, many of which are beyond our control, including:

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms of entertainment;
•	the worldwide growth smartphone and mobile device users, and the rate of any such growth; and
•	general economic conditions, particularly economic conditions adversely affecting discretionary consumer spending.

Our ability to plan for game development, distribution and promotional activities will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of our potential players. New and different types of entertainment may increase in popularity at the expense of social games. A decline in the popularity of social games in general, or our games in particular would harm our business and prospects.

We will require additional funding in the future to continue to operate our business, which may not be available on terms favorable to us or at all.

As of March 31, 2012, we had total assets of $2,004,914 and working capital of $1,785,174, which includes an additional $2 million of gross proceeds by way of Ascend’s sale of 4,000,000 common shares at $0.50 per share on February 29, 2012. We believe that our current working capital on hand, assuming we raise only the minimum $2 million in the Financing or raise the full $4 million in the Financing, will satisfy our working capital needs for our current and proposed operations through September 2012 or December 2012, respectively. However, we may require additional funding sooner than anticipated and, in any event, we will require further funding if we are to be successful in expanding our business. We will endeavor to raise the additional required funds through various financing sources, including the sale of our equity and debt securities and the procurement of commercial debt financing; however, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to expand or continue our business as desired and operating results may be adversely affected. Debt financing must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the following results may occur:

•	the percentage ownership of our existing stockholders will be reduced;
•	our stockholders may experience additional dilution in net book value per share; or
•	the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2011 states that due to our losses from operations and lack of working capital there is substantial doubt about our ability to continue as a going concern.

We have no live games or revenue, and we must launch and enhance games that attract and retain a significant number of paying players in order to grow our revenue.

We are a recently formed company and have not commenced significant revenue producing operations to date. Our games have not yet been launched. We expect to launch several titles in the next year, in most cases in partnership with other game companies, and expect a small number of games to represent most of our projected revenue. Our growth depends on our ability to consistently launch new games that achieve significant popularity. Each of our games requires significant engineering, marketing and other resources to develop, launch and sustain via regular upgrades and expansions. Our ability to successfully launch, sustain and expand games and attract and retain paying players largely depends on our ability to:

•	anticipate and effectively respond to changing game player interests and preferences;
•	anticipate or respond to changes in the competitive landscape;
•	attract, retain and motivate talented game designers, product managers and engineers;
•	develop, sustain and expand games that are fun, interesting and compelling to play and on which players want to spend money;
•	effectively market new games and enhancements to our existing players and new players;

•	minimize launch delays and cost overruns on new games and game expansions;
•	minimize downtime and other technical difficulties; and
•	acquire high quality assets, personnel and companies.

It is difficult to consistently anticipate player demand on a large scale, particularly as we develop new games in new genres or new markets. If we do not successfully launch games that attract and retain a significant number of paying players and extend the life of our existing games, our market share, reputation and financial results will be harmed.

Our results will depend on the performance of our games and the games other gaming companies develop with us, which is uncertain.

We will initially launch our games in conjunction with other gaming companies, in which we expect to own a material economic ownership stake which can range from a minority stake to, where possible, a majority equity stake. We will attempt to maintain at least voting parity (and we will strive to obtain economic parity) with the other owners of such gaming companies. We expect to enter into strategic relationship agreements with such gaming companies, including, among other things, a publisher license with a right to shared revenues for specific game title(s) of the gaming companies with which we assist in developing and publishing. Company and industry specific factors outside of our control will significantly impact the results of our existing and anticipated associated gaming companies. The value of our assets and our results of operations will be specifically tied to the results of these gaming companies and their ability to succeed and deliver on their business strategies. The operating results of these associated gaming companies, which we anticipate will be highly uncertain, may be materially adversely affected by lack of demand for their products/services, increased competition, and mismanagement through the hyper-growth phase of development.

We expect that most of the gaming companies we work with will be in an early-stage of development and will have a limited, and in some cases no, operating history, making it difficult to evaluate their future prospects.

The gaming companies we are currently working with are, and we anticipate many of the future gaming companies we will work with will be, early-stage companies and will encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. Most of these companies will typically have significant historical operating losses and as a result of their capital intensive businesses, growing competition and nascent nature of the market opportunity, may incur losses for the foreseeable future. If the gaming companies we work with do not successfully address all of these risks their businesses could be seriously harmed, and have a materially negative affect on our operating results and reduce the value of your investment.

Security breaches, computer viruses and computer hacking attacks could harm our business and results of operations.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry, have occurred on our systems in the past and may occur on our systems in the future. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and operating results. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our network infrastructure to the satisfaction of our players may harm our reputation and our ability to retain existing players and attract new players.

If we fail to effectively manage our growth, our business and operating results could be harmed.

We anticipate experiencing rapid growth in our headcount and operations, which will place significant demands on our management and our operational, financial and technological infrastructure. As we grow, we must expend significant resources to identify, hire, integrate, develop and motivate a large number of qualified employees. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our ability to continue launching new games and enhance existing games could suffer.

To effectively manage the growth of our business and operations, we will need to spend significant resources to initially develop and then improve our technology infrastructure, our operational, financial and management controls, and our reporting systems and procedures by, among other things:

•	implementing, monitoring and thereafter updating our technology infrastructure to maintain high performance and minimize down time;
•	implementing and thereafter enhancing our internal controls to ensure timely and accurate reporting of all of our operations; and
•	appropriately documenting our information technology systems and our business processes.

Our initial design and implementation of our infrastructure and thereafter our enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources. If we fail to implement this infrastructure and controls effectively, our ability to manage our expected growth and comply with the rules and regulations that are applicable to public reporting companies will be impaired.

Our core values of focusing on our players first and acting for the long term may conflict with the short-term interests of our business.

One of our core values is to focus on surprising and delighting our players, which we believe is essential to our success and serves the best, long-term interests of our stockholders. Therefore, we may make significant investments or changes in strategy that we think will benefit our players, even if our decision negatively impacts our operating results in the short term. In addition, our philosophy of putting our players first may cause disagreements or negatively impact our relationships with distribution partners or other third parties. Our decisions may not result in the long-term benefits that we expect, in which case the success of our games, business and operating results could be harmed.

If we lose the services of our founder and Chief Executive Officer or other members of our senior management team, we may not be able to execute our business strategy.

Our success depends in a large part upon the continued service of our senior management team. In particular, Andover Games’ founder and Chief Executive Officer, Craig dos Santos, is critical to our vision, strategic direction, culture, products and technology. The loss of Mr. dos Santos, even temporarily, or any other member of senior management would harm our business.

If we are unable to attract and retain highly qualified game developers, we may not be able to grow effectively.

Our ability to compete and grow depends in large part on the efforts and talents of our employees and those of the game companies we work with (i.e., game developer teams). Such game development teams, and employees, particularly game designers, product managers and engineers are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. We intend to hire a number of key personnel through acquisitions, and as competition with several other game companies increases, we expect to incur significant expenses in this regard. The failure or other inability to hire such qualified employees, or engage and contract with such game companies, and the loss of such employees, could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

An effort to avoid registration under the Investment Company Act of 1940 could foster less than optimal business practices.

In an effort to avoid registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be required to sell, purchase or retain certain assets, including interests in the game companies we work with, and may not be able to capitalize on other attractive opportunities. The need to consistently manage our business practices to comply with the Investment Company Act could materially adversely affect our results of operations, and reduce the value of your investment.

Expansion into international markets is important for our future growth, and as we expand internationally, we face additional business, political, regulatory, operational, financial and economic risks, any of which could increase our costs and hinder such growth.

Attracting players in countries other than the United States will be a critical element of our business strategy. An important part of targeting international markets is developing offerings that are localized and customized for the players in those markets. We expect to devote significant resources to international expansion through acquisitions, the potential establishment of overseas offices and development studios, and developing foreign language offerings. Our ability to expand our business and to attract talented employees and players in international markets requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. Expanding our business to include an international focus may subject us to risks that we have not faced before or increase risks that we currently face.

Competition within the broader entertainment industry is intense and our potential players may be attracted to competing forms of entertainment such as offline and traditional online games, television, movies and sports, as well as other entertainment options on the Internet.

We expect that our players will face a vast array of entertainment choices. Other forms of entertainment, such as offline, traditional online, personal computer and console games, television, movies, sports and the Internet, are much larger and more well-established markets and may be perceived by our players to offer greater variety, affordability, interactivity and enjoyment. These other forms of entertainment compete for the discretionary time and income of our players. If we are unable to sustain sufficient interest in our games in comparison to other forms of entertainment, including new forms of entertainment, our business model may no longer be viable.

There are low barriers to entry in the mobile social game industry, and competition is intense.

The mobile and social game industry is highly competitive, with low barriers to entry. We expect more companies to enter the sector and a wider range of games to be introduced. Our competitors that develop mobile and social games for social networks vary in size and include publicly-traded companies such as Zynga Inc, GLU Mobile Inc., Electronic Arts Inc./Playfish Inc. and The Walt Disney Company/Playdom Inc. and privately-held companies such as Tiny Co Inc, Pocket Gems Inc, Kabam Inc., Crowdstar, Inc. and Popcap Games, Inc. In addition, online game developers and distributors who are primarily focused on specific international markets, such as Tencent Holdings Limited in Asia, and high-profile companies with significant online presences that to date have not developed social games, such as Amazon.com, Facebook, Google Inc., Microsoft Corporation and Yahoo! Inc., may decide to develop mobile and social games. Nearly all of these current and potential competitors have significant resources for developing or acquiring additional games, may be able to incorporate their own strong brands and assets into their games, have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact the online social game industry.

The value of our virtual goods will be highly dependent on how we manage the purchase of virtual goods in our games. If we fail to manage it properly, our business may suffer.

We expect that paying players will purchase virtual goods in our games because of the perceived value of these goods, which is dependent on the relative ease of securing an equivalent good via non-paid means within the game. The perceived value of these virtual goods can be impacted by an increase in the availability of free game credits or by various actions that we take, including offering discounts for virtual goods, giving away virtual goods in promotions or providing easier non-paid means to secure these goods. If we fail to manage the purchase of virtual goods properly, payers may be less likely to purchase them and our business may suffer.

Some of our players may make sales and/or purchases of virtual goods used in our games through unauthorized third-party websites, which may impede our revenue growth.

Some of our players may make sales and/or purchases of our virtual goods through unauthorized third-party sellers in exchange for real currency. These unauthorized transactions are usually arranged on third-party websites. We do not generate any revenue from these transactions. Accordingly, these unauthorized purchases and sales from third-party sellers could impede our revenue and profit growth by, among other things:

•	decreasing revenue from authorized transactions;
•	downward pressure on the prices we charge players for our virtual currency and virtual goods;
•	lost revenue from paying players who stop playing a particular game;
•	costs we incur to develop technological measures to curtail unauthorized transactions;
•	legal claims relating to the diminution of value of our virtual goods; and
•	increased customer support costs to respond to dissatisfied players.

To discourage unauthorized purchases and sales of our virtual goods, we expect to state in our terms of service that the buying or selling of virtual currency and virtual goods from unauthorized third-party sellers may result in bans from our games and/or legal action. If we decide to implement further restrictions on players’ ability to transfer virtual goods, we may lose players, which could harm our financial condition and results of operations.

The proliferation of “cheating” programs and scam offers that seek to exploit our games and players affects the game-playing experience and may lead players to stop playing our games.

Unrelated third parties have developed, and may continue to develop, “cheating” programs that enable players to exploit our games, play them in an automated way or obtain unfair advantages over other players who do play fairly. These programs harm the experience of players who play fairly and may disrupt the virtual economy of our games. In addition, unrelated third parties attempt to scam our players with fake offers for virtual goods. We expect to devote significant resources to discover and disable these programs and activities, and if we are unable to do so quickly our operations may be disrupted, our reputation damaged and players may stop playing our games. This may lead to lost revenue from paying players, increased cost of developing technological measures to combat these programs and activities, legal claims relating to the diminution in value of our virtual currency and goods, and increased customer service costs needed to respond to dissatisfied players.

We expect to be dependant on two primary platforms for most of our users and revenue and policy changes at either platform can severely impede our business.

Our games primarily will run on Apple iOS and Android operating systems. Any change in their policies, payment mechanisms and marketing mechanisms can severely impede our ability to do business. Apple changing the way they allow or disallow marketing strategies will affect our business. Apple has prohibited companies from using iOS without prior warning and this poses a potential risk to us.

We expect a significant majority of our game traffic to be hosted by two vendors and any failure or significant interruption in our network could impact our operations and harm our business.

Our technology infrastructure is critical to the performance of our games and to player satisfaction. Our games run on a complex distributed system, or what is commonly known as cloud computing. We own, operate and maintain elements of this system, but significant elements of this system are operated by third parties that we do not control and which would require significant time to replace. We expect this dependence on third parties to continue. In particular, we expect to use Amazon Web Services, or AWS, and Google's App Engine. We may in the future experience website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. If a particular game is unavailable when players attempt to access it or navigation through a game is slower than they expect, players may stop playing the game and may be less likely to return to the game as often, if at all. A failure or significant interruption in our game service would harm our reputation and operations. We expect to continue to make significant investments to our technology infrastructure to maintain and improve all aspects of player experience and game performance. To the extent that our disaster recovery systems we plan to implement are not adequate, or we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate increasing traffic, our business and operating results may suffer. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance.

We anticipate that our quarterly operating results will be volatile and difficult to predict, and our stock price may decline if we fail to meet the expectations of securities analysts or investors.

Our revenue, traffic and operating results could vary significantly from quarter-to-quarter and year-to-year because of a variety of factors, some of which are outside of our control. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our operating results include:

•	the timing of the launch and the popularity of new games and enhancements to existing games by us or our competitors;
•	changes to the social networks or mobile platforms on which we operate;
•	our ability to develop and maintain popular mobile and social games and convert our game player base into paying players and increase the amount our paying players pay;
•	the range, number and pricing of virtual goods available for sale;
•	the cost of investing in our technology infrastructure, which may be greater than we anticipate, both to address short-term capacity needs and long-term capacity and redundancy requirements;
•	disruptions in the availability of our games or of social networking or mobile platforms;
•	actual or perceived violations of privacy obligations and compromises of our player data;
•	the entrance of new competitors in our market whether by established companies or the entrance of new companies; and
•	the cost of attracting and retaining game development personnel.

In particular, we expect to recognize revenue from sale of our virtual goods in accordance with GAAP, which is complex and based on our assumptions and historical data with respect to the sale and use of various types of virtual goods. In the event that such assumptions are revised based on new data or there are changes in the historical mix of virtual goods sold due to new game introductions, reduced virtual good sales in existing games or other factors, the amount of revenue that we recognize in any particular period may fluctuate significantly.

Failure by us or the game companies we work with to protect or enforce the intellectual property rights in our games and related intellectual property or the costs involved in such enforcement could harm our business and operating results.

We regard the protection of our trade secrets, copyrights, trademarks, trade dress, domain names and other product rights as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We will enter into confidentiality and invention assignment agreements with our employees and contractors and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information, as we generally insist the game companies we work with to do. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We intend to pursue the registration of our domain names, trademarks, and service marks in the United States and in certain locations outside the United States. We plan to seek to protect our trademarks, patents and domain names in an increasing number of jurisdictions, a process that is expensive and time-consuming and may not be successful or which we may not pursue in every location. We may, over time, increase our investment in protecting our innovations through increased patent filings that are expensive and time-consuming and may not result in issued patents that can be effectively enforced.

Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect our business and operating results. If we fail to maintain, protect and enhance our intellectual property rights, our business and operating results may be harmed.

We may in the future be subject to intellectual property disputes, which are costly to defend and could require us to pay significant damages and could limit our ability to use certain technologies in the future.

Due to the nature of our business, we may face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors, non-practicing entities and former employers of our personnel. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict. As the result of any court judgment or settlement we may be obligated to cancel the launch of a new game, stop offering certain features, pay royalties or significant settlement costs, purchase licenses or modify our games and features while we develop substitutes.

In addition, we use open source software in our games and expect to continue to use open source software in the future. From time to time, we may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our games, any of which would have a negative effect on our business and operating results.

Programming errors or flaws in our games could harm our reputation or decrease market acceptance of our games, which would harm our operating results.

Our games may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch, particularly as we launch new games and rapidly release new features to existing games under tight time constraints. We believe that if our players have a negative experience with our games, they may be less inclined to continue or resume playing our games or recommend our games to other potential players. Undetected programming errors, game defects and data corruption can disrupt our operations, adversely affect the game experience of our players by allowing players to gain unfair advantage, harm our reputation, cause our players to stop playing our games, divert our resources and delay market acceptance of our games, any of which could result in legal liability to us or harm our operating results.

Evolving regulations concerning data privacy may result in increased regulation and different industry standards, which could prevent us from providing our current games to our players, or require us to modify our games, thereby harming our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet and mobile platforms have recently come under increased public scrutiny, and civil claims alleging liability for the breach of data privacy have been asserted against us. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. In addition, the European Union is in the process of proposing reforms to its existing data protection legal framework, which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies have also called for new regulation and changes in industry practices.

We expect the success of our business to depend heavily on our ability to study the data of our users and will continue to be, driven by our ability to responsibly use the data that our players share with us. Therefore, our business could be harmed by any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of data our players choose to share with us, or regarding the manner in which the express or implied consent of consumers for such use and disclosure is obtained. Such changes may require us to modify our games and features, possibly in a material manner, and may limit our ability to develop new games and features that make use of the data that our players voluntarily share with us.

We expect to process, store and use personal information and other data, which will subject us to governmental regulation and other legal obligations related to privacy, and our actual or perceived failure to comply with such obligations could harm our business.

We expect to receive, store and process personal information and other player data, and we plan to enable our players to share their personal information with each other and with third parties, including on the Internet and mobile platforms. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other player data on the Internet and mobile platforms, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We generally expect to comply with industry standards and are subject to the terms of our own privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and certain industry codes of conduct relating to privacy and data protection, to the extent reasonably attainable. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to players or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our players to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties we work with, such as players, vendors or developers, violate applicable laws or our policies, such violations may also put our players’ information at risk and could in turn have an adverse effect on our business.

In the area of information security and data protection, many states have passed laws requiring notification to players when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

Our business is subject to a variety of other U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and abroad, including laws regarding consumer protection, intellectual property, export and national security, that are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted or the content provided by users. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. We are potentially subject to a number of foreign and domestic laws and regulations that affect the offering of certain types of content, such as that which depicts violence, many of which are ambiguous, still evolving and could be interpreted in ways that could harm our business or expose us to liability. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject. See the discussion included in the section entitled “Business of the Company — Government Regulation.”

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our games, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in the United States and elsewhere that could restrict the online and mobile industries, including player privacy, advertising, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce and virtual goods may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the regulation of currency and banking institutions may be interpreted to cover virtual currency or goods. If that were to occur we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding these activities may lessen the growth of social game services and impair our business.

Our business will suffer if we are unable to successfully integrate acquired companies into our business or otherwise manage the growth associated with multiple acquisitions.

We intend to acquire businesses, personnel and technologies that are complementary to our existing business and expand our employee base and the breadth of our offerings. Our ability to grow through future acquisitions will depend on the availability of suitable acquisition and investment candidates at an acceptable cost, our ability to compete effectively to attract these candidates and the availability of financing to complete larger acquisitions. Since we expect the mobile social game industry to consolidate in the future, we may face significant competition in executing our growth strategy. Future acquisitions or investments could result in potential dilutive issuances of equity securities, use of significant cash balances or incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could adversely affect our financial condition and results of operations. The benefits of an acquisition or investment may also take considerable time to develop, and we cannot be certain that any particular acquisition or investment will produce the intended benefits.

Integration of a new company’s operations, assets and personnel into ours will require significant attention from our management. The diversion of our management’s attention away from our business and any difficulties encountered in the integration process could harm our ability to manage our business. Future acquisitions will also expose us to potential risks, including risks associated with any acquired liabilities, the integration of new operations, technologies and personnel, unforeseen or hidden liabilities and unanticipated, information security vulnerabilities, the diversion of resources from our existing businesses, sites and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, our relationships with employees, players, and other suppliers as a result of integration of new businesses.

Our facilities are located near known earthquake fault zones, and the occurrence of an earthquake or other natural disaster could cause damage to our facilities and equipment, which could require us to curtail or cease operations.

Our principal offices and a network operations center are located in the San Francisco Bay Area, an area known for earthquakes, and are thus vulnerable to damage. We are also vulnerable to damage from other types of disasters, including power loss, fire, explosions, floods, communications failures, terrorist attacks and similar events. If any disaster were to occur, our ability to operate our business at our facilities could be impaired.

There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date there has been no liquid trading market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock is quoted for trading on the OTC Bulletin Board, however, and as soon as is practicable we anticipate applying for listing of our common stock on either the NYSE, the NYSE Amex, The Nasdaq Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Further, the NYSE, NYSE Amex and The Nasdaq Capital Market have recently adopted listing rules that prohibit a former shell company that has undergone reverse acquisition with an operating company, such as us, from listing its shares until such time as the company has filed an annual report on Form 10-K covering a full 12 months following the close of the reverse acquisition. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remain quoted on the OTC Bulletin Board or suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Because our directors and executive officers, as a group, own a majority of our outstanding common shares, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of subscribers in the Offering.

Our directors and executive officers, as a group, currently own or control approximately 70% of our outstanding shares of common stock. Further the former members of Andover Games, as a group, currently own or control 75% of our outstanding shares of common stock. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	to elect or defeat the election of our directors;
•	to amend or prevent amendment of our certificate of incorporation or bylaws;
•	to effect or prevent a merger, sale of assets or other corporate transaction; and
•	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Future sales of our common stock in the public market could cause our share price to decline.

We are registering the resale of an aggregate of 12,137,989 shares of common stock on the prospectus of which this registration statement forms a part. Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of each fiscal year end. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

Because we are a smaller reporting company, our independent auditor will not be required to issue an attestation report regarding our internal control over financial reporting in the annual reports that we file with the SEC on Form 10-K. We will remain a smaller reporting company as long as the market value of our securities held by non-affiliates is below $75 million.

We do not intend to pay dividends for the foreseeable future, and as a result your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock (other than the one-time distribution of the Trust Fund to the holders of the original IPO Shares) and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our business model;
•	our industry;
•	our ability to develop and then maintain a good relationship with distributors of our games such as Apple, Google and Facebook;
•	our ability to convert non-paying players into paying players and attract new paying players;
•	our ability to increase purchases by paying players;
•	our ability to retain paying players, especially higher paying players;
•	our ability to anticipate changes in the mobile and social game industry;
•	our ability to cost-effectively develop and launch games;
•	our ability to launch games and release enhancements that become popular;
•	our ability to develop and maintain a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased player usage, fast load times and the deployment of new features and games;
•	our ability to protect our intellectual property;
•	our ability to process, store and use data in compliance with governmental regulation and other legal obligations related to privacy;
•	our ability to successfully compete with other companies that are currently in, or may in the future enter, the social game or entertainment industry;
•	our ability to hire, integrate and retain world class talent;
•	our ability to maintain adequate control of our expenses;
•	our ability to successfully expand our business, while maintaining high quality;
•	and our ability to obtain additional working capital as and when needed;
•	our public securities’ potential liquidity and trading; and
•	general economic conditions.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Potential investors should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the resale by the selling stockholders of the shares offered by this prospectus.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date (other than the one-time distribution of the Trust Fund to the holders of the original IPO Shares). The payment of any dividends is within the discretion of our board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and our general financial condition.

MARKET PRICE FOR OUR SECURITIES

Our common stock is quoted on the OTCBB under the symbol “ASCQ.” The following table sets forth the high and low last sales prices for the common stock for the periods indicated.

	Common Stock
	High	Low
Fiscal Year 2012:
Second Quarter*	$0.60	$0.30
First Quarter	0.55	0.05
Fiscal Year 2011:
Fourth Quarter	$0.2400	$0.0500
Third Quarter	0.2500	0.1100
Second Quarter	0.3000	0.1500
First Quarter	0.2000	0.1100
Fiscal Year 2010:
Fourth Quarter	$0.2800	$0.0311
Third Quarter	0.0700	0.0311
Second Quarter	0.1000	0.0311
First Quarter	0.0700	0.0420

*	Through May 21, 2012.

On May 21, 2012, the last reported sale price per share for our common stock was $0.351. As of May 21, 2012, there were approximately 25 stockholders of record of our common stock. We believe we have significantly more beneficial holders.

We are not required to deliver an annual report to security holders, except that we plan to furnish our stockholders with an annual report for each fiscal year ending December 31, containing financial statements audited by our independent certified public accountants, in connection with our annual meeting. We intend to comply with the periodic reporting requirements of the Exchange Act.

BUSINESS OF THE COMPANY

Our Vision for Play

Andover Games was founded in January 2011 with the belief that mobile entertainment is becoming one of the most ubiquitous forms of entertainment as smartphone devices become the standard. We believe that online and mobile games are no longer a past time for just male teenagers. All ages are spending more time on their mobile devices, and we believe the demand for high quality mobile entertainment will continue to increase. We aim to bring together the best teams of game designers and engineers and pioneer a new standard for mobile entertainment.

Overview

Our goal is to become one of the leading gaming companies focused purely in the social mobile arena. We intend to use a multi-faceted approach to developing, producing, marketing and distributing games on iOS and Android devices. We aim for fun, engaging consumer interaction, experienced anywhere, at any time, on your phone. Our team has acquired its expertise from not only working at, but also starting, Tapjoy, a private marketing/distribution company in the mobile gaming space that was generating annualized revenues of over $100 million by March 2011, and the mobile division at Playdom, a social gaming company that was sold for approximately $760 million in 2010. We expect that the majority of our games will be free to play, and we expect to generate revenue through the in-game sale of virtual goods and advertising. We intend to recruit experienced public company executives who have a track record of building numerous successful public companies to join forces with our existing team of top mobile executives and technologists.

We believe opportunities in mobile gaming are growing faster than ever because of the dramatic increase in audience size (more and more people have iPhones and Android devices) as well as the increasing popularity of casual, social games. These factors have opened up the gaming market to a wider audience, attracting a broad range of users who have never previously considered themselves “gamers”. We have an opportunity to grow quickly and use our deep relationships in the mobile gaming space and operational expertise to build technical tools that we believe will allow us to launch games faster and with a higher quality barrier to entry than the current competition. We intend to attract the top talent in the industry by narrowing our focus on executing a free to play business model while simultaneously increasing the quality of aesthetics and interaction in the game.

Corporate History

Ascend was formed on December 5, 2005 as a blank check company to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On December 30, 2011, Ascend entered into the Merger Agreement with Merger Sub, Andover Games and the members of Andover Games. On February 29, 2012, the parties closed the transactions under the Merger Agreement and, pursuant to the Merger Agreement, th Merger Sub merged with and into Andover Games, with Andover Games surviving the merger and becoming a wholly-owned subsidiary of Ascend. As a result of the merger, our business became the business of Andover Games.

Industry Background

Social Games

Since the mid-1970s, video game companies have focused on console games, selling individual games for $30 to $50 in retail stores. A smaller but growing section of the market concentrated on PC games and online games. In 2008, the online gaming market started growing exponentially with the introduction of games on the Facebook platform. Facebook allowed for easy, viral distribution of games and a new type of game was introduced to the US market: Social Games.

Free to Play Gaming Model

By early 2009, a few leaders in the industry (Zynga, Playdom, Playfish) had emerged and were generating hundreds of millions of dollars in revenue by offering games that were Free to Play (F2P). Companies earned revenue by selling virtual currencies and virtual goods within the game. Instead of creating a game, packaging it and selling it in a store, these games were created quickly and launched and then updated frequently. Games became a service, instead of a packaged good. We believe that many of the traditional gaming companies have been slow to enter into this world, and that game companies of this F2P era continue to be led by technologists coming from the web software world.

Mobile Gaming on the iOS platform

Since the introduction of the iOS developer platform in 2008, game development has been extremely popular. Most developers view the iPhone and iPod Touch as another portable game console. Porting games from other consoles was an initial strategy by most developers but the problem they encountered was that the price points were very different. Consumers wanted apps for free, or at best were willing to pay a few dollars for an application. Price points of $5 rarely brought enough downloads to make the investment worthwhile. Most console game developers were accustomed to spending a year or more developing each title and charging upwards of $30 per game unit sold.

Meanwhile, the development costs were considerable for brand name content as companies started to copy the model for building console games onto mobile devices. In addition, the usual channels for marketing and distribution didn’t work, leading to costly mistakes. Many firms lost money on their heavy hitting game titles, and even lucrative franchises like Madden and Call of Duty could not dominate the top games charts for a competitive length of time. The packaged good model of gaming that had dominated console gaming did not translate to the new mobile platforms. A new model began to emerge that closely mirrored changes in the software world; where software moved from being a packaged good that consumers purchased in a box, to a service that was built on and delivered via the internet.

By 2010, Playdom, Zynga and a few independent companies had started experimenting with taking F2P games from Facebook onto the iOS platform. Almost immediately, these games started to eclipse brand name content in terms of revenue. While many companies were trying out a Free and Paid version of their games (the traditional shareware/try-before-you-buy model), the F2P model allowed for extreme price discrimination.

The way people use, communicate and entertain themselves using smartphones continues to evolve in 2012. As people spend more and more minutes using their phones, playing casual games will continue to be a common activity. Games are the most popular category of applications on smartphones, representing approximately half of the time spent on smartphone applications in the United States, according to a May 2011 report by Flurry Analytics, a market data and analytics firm.

There are a number of key trends that we believe will continue to drive the growth and popularity of social games, including:

•	Growth of Smartphone Audience and Proliferation of Mobile Applications. Over the past 5 years, smartphones have emerged as a mainstream way to access the internet, utilize applications and play games, communicate and socialize. The worldwide smartphone market grew 54.7% year over year in the fourth quarter of 2011. [See IDC, Smartphone Market Hits All-Time Quarterly High Due To Seasonal Strength and Wider Variety of Offerings, According to IDC, February 6, 2012, at http://www.idc.com/getdoc.jsp?containerId=prUS23299912] As smart phones, tablets and other increasingly powerful connected devices have proliferated worldwide, application developers have leveraged the much greater distribution opportunity and emerging social connectivity of mobile devices. Games are the most popular category of applications on smartphones, representing approximately half of the time spent on smartphone applications in the United States, according to a May 2011 report by Flurry Analytics. We anticipate that mobile games will continue to represent a large percentage of the time spent on smartphone applications and, accordingly, an increase in the number of smartphone owners will result in an equivalent increase in demand for mobile games.

•	Rapid Growth of Free-to-Play Games. Most social games are free to play and generate revenue through the in-game sale of virtual goods. Compared to pay-to-play business models, the free-to-play approach tends to attract a wider audience of players, thereby increasing the number of players who have the potential to become paying users. By attracting a larger audience, the free-to-play model also enables a higher degree of in-game social interaction, which enhances the game experience for all players.

Our Opportunity

We believe that mobile games represent a new form of entertainment that will continue to capture leisure time as more games enter the market and target new demographics. Together with the growing audience on smartphones, worldwide, we believe that mobile games will represent an increasing portion of the overall video game software market.

As we move forward, we will endeavor to create technology that allows us to move across platforms from Android to iOS and potentially other smartphone platforms as the market continues to mature. We intend to create tools that will allow us to deliver high end aesthetic experiences, and allow us to analyze the data in our games and change them to better fit the actions of our user base.

We intend to invest in distribution, marketing and analytics on behalf of games we deem to have potential and partner with promising teams to distribute their titles. We intend to selectively invest in other game companies and make acquisitions of companies that are deemed strategic to Andover.

We believe that we can attract and retain high quality game development teams to work with us by offering them a combination of (i) critical path resources (e.g., quick cash infusions for early game development, a highly skilled in house team of software engineers and design specialists, and marketing expertise with whom to consult during the game development process) and (ii) highly attractive compensation which they would not be able to achieve on their own (i.e., specific cash incentives/revenue share of particular game revenue tied to the team’s individual efforts, together with equity grants in Ascend representing their participation in our overall effort to become a leading social mobile gaming company).

Our Games

We will initially launch our games in conjunction with other game companies, in which we expect to invest and own a significant economic ownership stake ranging from a minority stake to, where possible, a majority equity stake. We will attempt to maintain at least voting parity (and we will strive to obtain economic parity) with the other owners of such gaming companies. We expect to enter into strategic relationship agreements with such gaming companies, including, among other things, a publisher license with a right to shared revenues for specific game title(s) of the gaming companies with which we assist in developing and publishing. Company and industry specific factors outside of our control will significantly impact the results of our existing and anticipated gaming companies.

Currently, we have in place a variety of commercial and investment relationships with the game companies described below, with investment in a particular company by us represented either by an equity interest in such company or by convertible debt (which we have not converted into equity as of the date hereof), and/or a commercial contract to share in the revenues of particular game titles in development at such companies in consideration for certain assistance and support by us. The current game companies are described below together with a brief summary of the commercial and/or investment terms currently in place with each such company.

•	Rotvig Labs, LLC. Currently, we own an approximate 46% equity interest in Rotvig Labs, LLC. Rotvig is developing a web-enabled iOS game engine currently titled Spacecraft.

•	Game Closure, Inc. Currently, we own 174,989 shares of Series A preferred stock of Game Closure, Inc., representing an approximate 0.6% equity interest in the company. We acquired the Series A shares in December 2011 upon the conversion of an $80,000 unsecured and subordinated convertible promissory note evidencing a loan made by us to Game Closure in September 2011. The note automatically converted into Series A shares in accordance with its terms upon Game Closure’s completion of a preferred stock financing transaction. Game Closure offers an HTML5-based multiplayer game development kit. We invested in the company in order to build a strategic relationship that we may leverage in the event we determine to develop games in HTML5. Currently, we have no other commercial agreement with Game Closure relating to a share of revenues or otherwise.
•	Ecko Entertainment, Inc. Currently, we own less than one percent of Ecko Entertainment, Inc. and hold a $50,000 convertible note made by Ecko. The note is unsecured, bears interest at 5% per annum and, if not converted, is due and payable on August 31, 2012 or upon the occurrence of an event of default. The note converts automatically if Ecko issues shares of capital stock for aggregate consideration of at least $2,000,000 and is convertible at our option if Ecko completes an equity financing that does not meeting the foregoing requirement. In either case, the note converts into shares of capital stock with the same rights and restrictions as attach to the shares issued in the financing. The note converts at a price per share equal to the lesser of 70% of the price per share in the financing and a price per share (on a fully-diluted basis) corresponding to a valuation of Ecko of $15,000,000 just prior to the financing. As of the date of this prospectus, Ecko has not completed a financing that would trigger automatic or optional conversion of the note. Ecko currently has the following mobile games: Dexter, The Game; Weeds; and The Social Club. Currently, we have no other commercial agreement with Ecko relating to a share of revenues for particular game applications being developed by it or otherwise. We invested in Ecko, a producer of name brand games, in order to diversify our portfolio of games, which otherwise focuses predominantly on F2P games.
•	Infinitap Games, LLC. Currently, we have no equity interest in Infinitap Games, LLC. However, pursuant to a development and licensing agreement with Infinitap, we own all of the intellectual property (i.e., software, trademarks and related intellectual property) embodied in the only mobile game title currently in development by Infinitap, Dino Park. Under the agreement, we paid Infinitap a fee of $20,000 upon the execution of the agreement and will pay Infinitap a fee of $35,000 upon completion of each of four specified milestones in the development of Dino Park, for aggregate fees of $160,000. We also paid Infinitap approximately $60,000 in fees under a prior agreement for Dino Park. In addition, we will pay Infinitap 18% of the net revenue (as defined in the agreement) received by us with respect to Dino Park, which will not become payable until we have received at least $220,000 in net revenue. Infinitap has a right of first refusal to develop any updates, ports or sequels to Dino Park. The agreement runs until March 26, 2014 or until the completion of Dino Park, which ever occurs first, unless earlier terminated in accordance with its terms. The revenue share survives the termination of the agreement, unless the agreement is terminated by us for breach.

We expect that Spacecraft and Dino Park will be launched in the third fiscal quarter of 2012 and will begin producing revenue in the fourth fiscal quarter of 2012. Both games will employ the F2P model, generating revenue from the sales of virtual goods and virtual currency within the construct of the game. At this time, we are not developing any games in house, although we are presently seeking to acquire a development team or hire personnel with development expertise.

Apart from the games described above, going forward we intend to own a more significant economic ownership stake in our future games (i.e., interest in the profits of such games) which we expect to range from a minority interest (e.g., 25%) to, where possible, a majority interest (50% or greater). Apart from the economic interest stake in such games, we will strive to maintain at least voting parity with the other owners (i.e., shareholders, if a corporation, or members, if a limited liability company) of such gaming companies. We also expect to enter into strategic relationship agreements with such gaming companies, including, among other things, a publisher license with a right to shared revenues for specific game title(s) of the gaming company with which we assist in developing and publishing.

As with our games currently in development (Spacecraft, through our relationship with Rotvig, and Dino Park, through our relationship with Infinitap), in exchange for certain commitments, which will vary from game company to game company, including potentially assistance with office space, accounting and human resources functions, and assistance with monetization, game design, analytics and marketing spend related to the particular game title, we expect to enter into with these game companies revenue share arrangements, ranging from 40% to 80% of net receipts derived from the particular game title(s) being developed by the game companies with our assistance as described above. In respect of the game title(s) developed by these game companies, we will strive to obtain a worldwide license to use, reproduce, distribute, perform, display, prepare derivative works of, make, have made, sell and export the game title(s), and any related technologies, although we have no guaranty we will be able to obtain such terms or even such license in every instance. The specific term and conditions of the license will be set forth in the definitive strategic relationship agreement to be negotiated deal by deal with the particular game company.

We will look to increase our ownership or revenue share interest in these game companies, or try to acquire them completely as they or their games demonstrate success; however, with our current game companies described above we have no such right of first refusal or other contractual right to do so. As we grow, we will endeavor to hire as well as make full acquisitions of high quality development teams.

Our Core Strengths

We believe the following strengths provide us with competitive advantages:

•	Mobile Gaming Knowledge. All three of Andover Games’ founders, namely Craig dos Santos, Ben Lewis and Lee Linden, have built games that were featured in the Apple App Store. We understand how to develop and, as importantly, operate a game as a service, monetizing it using the free to play model with virtual goods and other revenue methodologies.
•	Industry Connections. Andover Games’ founders are well known in the game industry, having worked at a top social gaming company (Playdom) and founded and created the top marketing distribution network on iOS (Tapjoy). We believe that we will be able to attract and recruit some of the best talent to work on our games because of our experience and contacts in the industry.
•	Forward Looking Technology: We intend to create a cross platform game engine that allows us to port games easily across iOS and Android smartphones. We also intend to create an animation framework that brings techniques from the 3D console gaming world to mobile devices for the first time. These assets will allow us to develop games and content faster and with higher quality than our competition.

Our Strategy

Our mission is to create high quality free games that are accessible anywhere, anytime through mobile devices. In pursuit of our mission, we encourage entrepreneurship and intelligent risk taking to produce breakthrough innovations. The key elements of our strategy are:

•	Make Games Accessible and Fun. We intend to operate our games as live services that are available anytime and anywhere. We intend to design our mobile games to provide players with easy access to shared experiences that delight, amuse and entertain, and we will endeavor to update our games on an ongoing basis with fresh content and new features to make them more social and fun for our players.
•	Launch and Publish New Games. We intend to invest in building new games in multiple genres. We will endeavor to partner with and publish games from highly talented small teams where our analytics and planned monetization infrastructure can help move their game forward.
•	Expand Our Mobile Network of Games. We intend to build a network of mobile gaming users through organic growth, paid user acquisition, and asset acquisition in order to cross promote within our proposed network of games. In addition, we will seek opportunities to cross promote our games with partners in their existing games.

•	Extend and Grow our Technology Assets. We are currently in beta with two isometric game engines, one on Android, and the other on iOS. In addition, we are working on animation and analytics tools that allow us to create subsequent titles more efficiently. We will endeavor to further increase our technology assets, as well as look to supplement them through licensing or acquisition.

Our Mobile Social Games

We design our games for short, frequent, fun interactions that delight and intrigue our users. We aim to launch the next generation of quality free-to-play games with a focus on aesthetics and extended game play.

Our games are designed to be played on internet connected mobile devices, where users can interact and play with each other. We will continue to invest in the free-to-play model in new genres where different demographics and audiences can experience the game for free before deciding to invest in enhancing their gameplay with virtual good and game upgrade purchases. We will operate our games as live services and update them with fresh content and new features to make them more social, enhance player engagement and improve monetization. We intend to analyze the data generated by our players’ game play and social interactions to guide the creation of new content and features. We use this ongoing feedback loop to keep our games compelling and enhance the player experience.

Our Core Values and Team

We believe that small focused teams can create great games. As the market changes, prices for acquiring users goes up and the cost of creating a competitive game rises. We believe that bringing smaller game development teams into a larger infrastructure will increase the chance of their success, and subsequently increase the success of the network as a whole. We think the common infrastructure needed to push out successful games and run them as a service is a separate skill set from creating great content. We believe we can best generate consistently great content with small teams and supplement their core competency with our experience of running games as a service business.

Marketing

We intend to employ a multi-faceted distribution strategy, leveraging relationships with key points of distribution and by building an inter-networked set of games from which we can cross-promote other titles. We will initially acquire most of our players through paid channels and organic growth as well as in-game features that promote getting friends to download the game. There are currently a variety of mobile marketing companies all of whom provide a way to reliably acquire users. We will ultimately look to build a large community of players through the viral and sharing features provided by social networks, the social innovations in our games and the network effects of our business. We are committed to connecting with our players. We intend to have fan pages, generally on Facebook, for each of our games to connect with our players; and we intend to leverage various other forms of social media, including Twitter, to communicate with them. We intend to use traditional advertising activities, primarily online advertising spending on mobile channels like Admob, Tapjoy, Fiksu and Flurry.

Intellectual Property

Our mobile entertainment business is based on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, licensed patented technology and trade secrets that we use to develop our games and to enable them to run properly on multiple platforms. Other intellectual property we create includes audio-visual elements, including graphics, music, story lines and interface design.

While most of the intellectual property we intend to use will be created by us, we have and plan to continue to acquire rights to proprietary intellectual property. We also plan to obtain rights to use intellectual property through licenses and service agreements with third parties. These licenses will typically limit our use of intellectual property to specific uses and for specific time periods, and can involve a royalty payment structured as a revenue share for such licenses.

We will protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. In addition to these contractual arrangements, we will also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our games and other intellectual property.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which our games are distributed. Also, the efforts we have taken and continue to take to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results.

Companies in the Internet, mobile, games, social media, technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. From time to time, we expect to face in the future, allegations by third parties, including our competitors, that we have infringed their trademarks, copyrights, patents and other intellectual property rights. As we face increasing competition and as our business grows, we will likely face growing claims of infringement.

We presently own all of the intellectual property (i.e., software, trademarks and related intellectual property) embodied in Dino Park, a game being developed for us Infinitap Games, LLC. Infinitap assigned the intellectual property to us in connection with the development and licensing agreement described above in the section entitled “—Our Games.” In return, we granted to Infinitap a perpetual non-exclusive license to the underlying non-game specific code contained in Dino Park.

Competition

The mobile social game sector is intensely competitive and is rapidly evolving. We face significant competition in all aspects of our business. Specifically, we compete for the leisure time, attention and discretionary spending of players with other mobile game developers on the basis of a number of factors, including quality of player experience, brand awareness and reputation and access to distribution channels. Other developers of mobile social games, including the leading mobile social gaming companies, have developed and will continue to develop compelling content that competes with our social games and adversely affects our ability to attract and retain players and their entertainment time.

Our competitors include:

•	Game Developers for Mobile: The mobile game sector is characterized by frequent product introductions, rapidly emerging mobile platforms, new technologies and new mobile application storefronts. Some of our competitors in the mobile game market include Electronic Arts, Zynga, DeNA Co. Ltd., Gameloft, Glu Mobile, Rovio Mobile Ltd, Pocket Gems Inc., Tiny Co Inc. and Storm8, Inc. We expect new mobile-game competitors to enter the market and existing competitors to allocate more resources to develop and market competing games and applications.
•	Other Game Publishers: Developers we work with have the choice to publish their games independently, or with other publishers that are focusing on the mobile games industry, including but not limited to: Zynga, Microsoft, Sony, Crowdstar, Tiny Co., GREE and DeNA.
•	Other Forms of Media and Entertainment: We compete more broadly for the leisure time and attention of our players with providers of other forms of Internet and mobile entertainment, including social networking, online casual entertainment and music. To the extent existing or potential players choose to read, watch or listen to online content or streaming video or radio, play interactive video games at home or on their computer or mobile devices rather than play social games, these content services pose a competitive threat.

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States and internationally, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their users and other third parties could harm our business.

Additionally, due to a growing awareness of the use by criminal factions of social networking technologies to conduct illegal activities, such as money laundering and broadcast and advocacy of terrorist activities, governments may in the future implement legislation and pursue other means that could require changes in our planned social gaming network, in turn resulting in additional expenses in the conduct of our business.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal, state and foreign laws regarding privacy and protection of our users’ personal information and related data. We post our Terms of Service and Privacy Policy on our website where we set forth our practices concerning the use, transmission and disclosure of player data. Our failure to comply with our posted privacy policy or privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could damage our reputation and business. In addition, the interpretation of data protection laws, and their application to the Internet is evolving and not settled. There is a risk that these laws may be interpreted and applied in an inconsistent manner by various states, countries and areas of the world where our users are located, and in a manner that is not consistent with our current data protection practices. Complying with these varying national and international requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our users’ privacy and data could result in a loss of player confidence in our services and ultimately in a loss of players, which could adversely impact our business.

Employees

We currently employ one executive officer and have consulting and advisor agreements with several individuals. See the section below entitled “Management of the Company” for further information on our officers, directors, consultants and advisors.

Facilities

Our offices are located in San Francisco, California. We lease approximately 2,000 square feet, at lease rate of $4,000 per month, pursuant to a month to month lease. The leased space is adequate for our current needs and we believe that additional space in the San Francisco area is available, on commercially reasonable terms, as needed.

Legal Proceedings

There are currently no pending legal proceedings to which we or our properties are subject.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The Company’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

General

Ascend is a Delaware corporation that was incorporated on December 5, 2005. From its inception in 2005 until February 29, 2012, when it completed a reverse acquisition transaction with Andover Games, it was a blank check company and did not engage in active business operations other than its search for, and evaluation of, potential business opportunities for acquisition or participation. On February 29, 2012, Ascend completed a reverse acquisition of Andover Games through a merger transaction whereby Andover Games became its wholly-owned direct subsidiary. Accordingly, the financial statements of Andover Games became its financial statements.

Plan of Operations

We will initially launch our games in conjunction with other game companies. Our relationship with these game companies may be through ownership and/or strategic relationship agreements, including revenue sharing agreements. We will provide a common infrastructure for these game companies that enables them to produce successful games and run them as a service business. The services we supply to these game companies will vary from relationship to relationship and may include assisting with game design, analytics, monetization, distribution and marketing, as well as potentially providing office space, accounting and human resource functions. We will look to increase our ownership or revenue share interest in these game companies, or try to acquire them completely as they or their games demonstrate success. As we grow, we will endeavor to hire as well as make full acquisitions of high quality development teams.

We currently have two games in development, Spacecraft and Dino Park. We expect that these games will be launched in the third fiscal quarter of 2012 and will begin producing revenue in the fourth fiscal quarter of 2012. Both games will employ the F2P model, generating revenue from the sales of virtual goods and virtual currency within the construct of the game.

We are organically hiring and plan to expand our team to include seven additional employees by the end of the second quarter of 2012. The team will have the expertise to provide the common infrastructure services described above to game companies with whom we launch new games. The team also will have the capability to develop games in house.

We evaluate on an ongoing basis opportunities to launch new games by entering into new ownership and strategic relationships with small and medium sized game companies that have games in development. The number of ownership and strategic relationships we form with respect to new games will depend on the size of the target game companies and our access to financing, as well as the financial performance of the games we currently have in development and the games we launch through new relationships. At this time, we have not identified any specific game companies with whom we intend to launch new games. Accordingly, we cannot predict when we will begin generating revenue from additional games.

We also plan to develop games in house. At this time, we do not expect to launch any games developed in house within the next 12 months. Accordingly, we cannot predict when we will begin generating revenue from such games.

We believe that our current working capital on hand, assuming we raise only the minimum $2 million in the Financing or raise the full $4 million in the Financing, will satisfy our working capital needs for our current and proposed operations through September 2012 or December 2012, respectively. We will require further funding if we are to be successful in continuing our business plan and expanding our business. We would need an additional $2 million (assuming we raise the full $4 million in the Financing) to satisfy our working capital needs for the next 12 months. We will endeavor to raise the additional required funds through various financing sources, including the sale of our equity and debt securities and, subject to our commencement of significant revenue producing operations, the procurement of commercial debt financing. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all.

The amounts and timing of our actual expenditures may vary significantly from our expectations depending upon numerous factors, including our ability to identify target game companies and negotiate relationships with them, our ability to retain qualified personnel, our ability to successfully develop games in house and our results of operation, financial condition and capital requirements.

Results of Operations for The Three Months Ended March 31, 2012 Compared to The Three Months Ended March 31, 2011

Revenue for the three months ended March 31, 2012 amounted to $28,125, which is equal to three months of the deferred income from Andover Games’ contract with Tapjoy. There was no income reported for this contact for the period ended January 17, 2011 (Inception) to March 31, 2011. We incurred the following expenses during the three months ended March 31, 2012: $21,875 salaries, $9,152 for payroll taxes, $7,962 in office expense, $146,275 in professional fees and $11,939 related to other administrative costs. The professional fees primarily consist of $32,350 for independent contractor’s, $52,250 in legal fees, these fees mostly relate to the reverse merger between Ascend and Andover Games, and $56,660 for accountant’s fees, which relate to the preparation of Ascend’s Form 10-K and also fees incurred that relate to the reverse merger. For the period from January 17, 2011 (Inception) through March 31, 2011, we had incurred $27,287 in expenses, $24,900 of these expenses were related to software development costs associated with Rotvig Labs.

Results of Operations For The Year Ended December 31, 2011

Andover Games commenced its present operations on January 17, 2011 and during the period from inception to December 31, 2011, it recognized $18,750 in revenue, and incurred $124,650 of software development costs which consist primarily of costs incurred to develop gaming applications prior to establishing technological feasibility for the gaming software. During the same period, Andover Games also incurred $231,630 of selling, general and administrative expenses, including $62,500 of salaries and $153,771 of professional fees relating primarily to the legal and accounting expenses incurred in connection with the merger transaction and related financing. Andover Games expects its operating expenses will significantly increase at such time as it commences significant revenue producing operations.

During the period from January 17, 2011 (inception) through December 31, 2011, Andover Games incurred a loss from operations of $337,530. Andover Games also incurred other expenses of $14,662, including a write-off of $12,009 resulting from its equity loss from an investment in Tumbleweed Technologies, LLC (now a cost method investment in Byte Factory, LLC) and a write-off of $3,727 based on the impairment of its investment in Byte Factory, LLC. As a result, for the period from inception to December 31, 2011, Andover Games incurred a net loss of $352,192.

Financial Condition

As of March 31, 2012, we had total assets of $2,004,914 and working capital of $1,785,174, which includes an additional $2 million of gross proceeds by way of Ascend’s sale of 4,000,000 common shares at $0.50 per share in the Financing on February 29, 2012. We are currently expending approximately $150,000 per month on operating expenses. We believe that our current working capital on hand, assuming we raise only the minimum $2 million in the Financing or raise the full $4 million in the Financing, will satisfy our working capital needs for our current and proposed operations through September 2012 or December 2012, respectively. We would need an additional $2 million (assuming we raise the full $4 million in the Financing) to satisfy our working capital needs for the next 12 months. However, we may require additional funding sooner than anticipated and, in any event, we will require further funding if we are to be successful in expanding our business. We will endeavor to raise the additional required funds through various financing sources, including the sale of our equity and debt securities and, subject to our commencement of significant revenue producing operations, the procurement of commercial debt financing. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to expand or continue our business as desired and operating results may be adversely affected. In addition, any financing arrangement may have potentially adverse effects on us or our stockholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced and the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2011 states that due to our losses from operations and lack of working capital there is substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in Note 1 to Andover Games’ consolidated financial statements. However certain accounting policies are particularly important to the portrayal of financial position and results of operations and require the application of significant judgments by management. In applying those policies, management used its judgment to determine the appropriate assumptions to be used in determination of certain estimates. Our accounting policy will be to use estimates based on terms of existing contracts, observance of trends in the industry and information available from outside sources, as appropriate.

MANAGEMENT OF THE COMPANY

Directors and Executive Officers

Our current directors, executive officers and key advisors are as follows:

Name	Age	Position
Jonathan J. Ledecky	54	Non-Executive Chairman of the Board and Interim Chief Financial Officer
Craig dos Santos	30	Chief Executive Officer and Director
Jeremy Zimmer	53	Director
Ben Lewis	31	Director
Richard Hecker	27	Director
Lee Linden	29	Advisor

Jonathan J. Ledecky has served as our Non-Executive Chairman of the Board and as our Interim Chief Financial Officer since the consummation of the merger with Andover Games in February 2012. He served as Ascend’s chief executive officer from January 2011 to February 2012, and has served as a member of Ascend’s board of directors since January 2011. Mr. Ledecky has served as chairman of Ironbound, a private investment management fund, since March 1999. Since June 1999, Mr. Ledecky has also served as chairman of the Ledecky Foundation, a philanthropic organization which contributes funds to programs for the education of disadvantaged inner city youth in Washington, D.C., New York and Boston. From June 2007 to October 2009, Mr. Ledecky served as president, secretary and a member of the board of directors of Triplecrown Acquisition Corp., a blank check company that completed a business combination with Cullen Agricultural Technologies, Inc. From July 2005 to December 2007, Mr. Ledecky served as president, secretary and a director of Endeavor Acquisition Corp., a blank check company that completed a business combination with American Apparel. From January 2007 to April 2009, Mr. Ledecky served as president, secretary and a director of Victory Acquisition Corp., a blank check company that did not complete a business combination and returned all of its capital, representing approximately $330 million, to its public shareholders. In October 1994, Mr. Ledecky founded U.S. Office Products and served as its chief executive officer until November 1997 and chairman until June 1998. During his tenure, U.S. Office Products completed over 260 acquisitions, and grew to a Fortune 500 company with over $2.6 billion in revenues. In June 1998, U.S. Office Products completed a comprehensive restructuring plan whereby four separate entities were spun off to stockholders and U.S. Office Products underwent a leveraged recapitalization. In connection with these transactions, Mr. Ledecky resigned from his position as chairman of U.S. Office Products and became a director of each of the four spin-off entities. In February 1997, Mr. Ledecky founded Building One Services Corporation (originally Consolidation Capital Corporation), an entity formed to identify attractive consolidation opportunities which ultimately focused on the facilities management industry. In November 1997, Building One raised $552 million in an initial public offering. Mr. Ledecky served as Building One’s chief executive officer from November 1997 through February 1999 and as its chairman from inception through its February 2000 merger with Group Maintenance America Corporation. During his tenure with Building One, it completed 46 acquisitions and grew to over $1.5 billion in revenues. From July 1999 to July 2001, Mr. Ledecky was vice chairman of Lincoln Holdings, owners of the Washington sports franchises in the NBA, NHL and WNBA. Since June 1998, Mr. Ledecky has served as a director of School Specialty, a Nasdaq Global Market listed education company that provides products, programs and services that enhance student achievement and development. School Specialty was spun out of U.S. Office Products in June 1998. Since 1994, Mr. Ledecky has been involved with numerous other privately held companies in director positions.

Mr. Ledecky was a trustee of George Washington University, served as a director of the U.S. Chamber of Commerce and served as commissioner on the National Commission on Entrepreneurship. In addition, in 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, a singular honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success.

Mr. Ledecky received a B.A. (cum laude) from Harvard University in 1979 and a M.B.A. from the Harvard Business School in 1983.

We believe Mr. Ledecky is well-qualified to serve as a member of the board of directors due to his public company experience, operational experience and business contacts.

Craig dos Santos has served as our Chief Executive Officer and a member of our board of directors since the consummation of the merger with Andover Games in February 2012. Mr. dos Santos co-founded Andover Games in January 2011. In August 2009, Mr. dos Santos started the mobile division of Playdom and served in numerous positions, most recently as executive producer, until October 2010. Playdom focused on social games on Facebook and MySpace. While at Playdom, Mr. dos Santos grew the mobile team and launched games on iOS, Android and WebOS. As an early entrant into the mobile social games space, Mr. dos Santos helped Playdom launch Mobsters, Sorority Life and Social City, all of which were in the top 25 charts in the Apple App Store. Playdom also launched many other successful social games on Facebook before being sold to Disney for up to approximately $760 million in August 2010.

Prior to Playdom, Mr. dos Santos was at iLike from July 2008 until February 2009. iLike was a launch partner during the first launch of the Facebook Platform. At iLike, Mr. dos Santos was in charge of monetization of applications and helped strike deals with Rhapsody, Ticketmaster, Comscore and Nielsen. iLike was sold to MySpace in 2009. From May 2006 until July 2008, Mr. dos Santos served as a principal of dos Santos and Partners, a partnership he founded that focused on brokering software services to India.

From 2002 to 2006, Mr. dos Santos worked at Microsoft, where he was on the Microsoft Passport and Microsoft Windows Core Security teams. He was responsible for some of the security features in Windows XP as well as Windows Vista.

Mr. dos Santos graduated from Rice University in 2003 with a Bachelors of Science in Electrical and Computer Engineering.

We believe Mr. dos Santos is well-qualified to serve as a member of the board of directors due to his experience in the mobile gaming industry and his business contacts.

Jeremy Zimmer has served as a member of our board of directors since the consummation of the merger with Andover Games in February 2012. Mr. Zimmer is a founding partner, Chief Executive Officer and board member of United Talent Agency, a talent and literary agency formed in 1991. At United Talent Agency, Mr. Zimmer oversees more than 125 agents and over 350 employees in Beverly Hills and New York, representing many widely- known and award-winning artists working in all current and emerging areas of entertainment, including motion pictures, television, music, digital media, books, and branded entertainment. The agency is also recognized worldwide in the areas of film and television packaging, film finance, corporate consulting, branding & licensing, endorsements and the representation of production talent. Mr. Zimmer has been a key figure behind United Talent Agency’s growth beyond film and television representation, having established the agency’s Digital, Branding, Licensing, and Endorsements divisions.

Mr. Zimmer is also involved in United Entertainment Group, a joint venture company which today is among the industry’s largest independent branded entertainment and integrated media firms providing marketing solutions to major consumer brands.

From 1984 to 1989, Mr. Zimmer was with International Creative Management where he eventually led both the Motion Picture Literary and Motion Picture Packaging departments. Then he joined Bauer/Benedek Agency, a talent agency, and served as a Partner there until he co-founded United Talent Agency in 1991.

Mr. Zimmer created and oversees United Talent Agency’s Agent Trainee Program and is a frequent speaker on the role of Hollywood in business and culture, and he has taught on the graduate level of UCLA’s Producers Program. He also sits on the Board of Overseers for the Hammer Museum.

We believe Mr. Zimmer is well-qualified to serve as a member of the board of directors due to his operational experience and business contacts.

Ben Lewis has served as a member of our board of directors since the consummation of the merger with Andover Games in February 2012. Mr. Lewis co-founded Andover Games in January 2011. Mr. Lewis co-founded Andover Games in January 2011. Mr. Lewis co-founded Tapjoy, a leader in mobile application distribution and monetization, in August 2008, with Lee Linden. Tapjoy started out with a single iPhone game,

TapDefense, which was downloaded more than 20 million times and helped launch the Tapjoy ads platform. The Tapjoy ads platform was a new way to monetize free mobile applications. After reaching revenue of $1 million per month in March 2010, Tapjoy merged with Offerpal Media, which had a similar business model for Facebook traffic.

By March 2011, Tapjoy had 70 employees and was generating over $100 million in annualized revenue and an estimated 60 percent of paid app distribution. Mr. Lewis then left to pursue a new mobile opportunity with Lee Linden called Karma Science, a San Francisco based mobile e-commerce company that makes products and services instantly giftable to millions of consumers from their smartphones.

Mr. Lewis graduated from the University of Michigan with a Computer engineering degree in 2001. He started his professional career at Microsoft from July 2002 to August 2003 as one of the founding engineers of the Xbox Live team. He then returned to the University of Michigan to get his MBA. After graduating from Michigan again, Mr. Lewis went to pursue a career at Google as a Product Manager. While at Google from July 2005 to January 2009, Mr. Lewis managed many successful products including growing the Toolbar from 60 million to 200 million-plus users, managing the launch and growth of Google Checkout, adding sports scores to Search and other products, as well as winning two EMG awards for his work on client team products.

While at the University of Michigan, Mr. Lewis also co-founded an internet company called Bidcentives with Lee Linden.

We believe Mr. Lewis is well-qualified to serve as a member of the board of directors due to his experience in the mobile gaming industry and his business contacts.

Richard Hecker has served as a member of our board of directors since the consummation of the merger with Andover Games in February 2012. Mr. Hecker has been a board member of Andover Games since January 2011. In March 2011, Mr. Hecker founded Stockton Equity LLC, a private equity firm specializing in digital media and direct marketing turn-around situations, and serves as its Managing Director. He also co-founded Double Dutch Studios Inc, parent of inSparq, a referral marketing platform for online retailers, in June 2011 and serves as its Executive Chairman. He also recently co-founded tractionandscale.com, an investment company.

From June 2010 to March 2011, Mr. Hecker was a consultant for Bebo.com, a social networking internet site. From September 2006 to June 2010, Mr. Hecker was the “chief bootstrapper” at Bootstrapper.com, a blog and conference producer for the private equity, venture capital and digital media industries. From June 2008 to January 2009, Mr. Hecker was Chief Marketing Officer of Groupable.com, an online marketplace and platform connecting groups and sponsors. From October 2003 to March 2006, Mr. Hecker was the Chairman and Chief Executive Officer of ZenFinancial, Inc., a call center outsourcing company. In April 2000, Mr. Hecker co-founded ClickZen Worldwide, an interactive advertising agency based in New York, and served as its President until September 2002.

In March 2008, Mr. Hecker co-founded TakesAllTypes.org, a non-profit social media platform for blood donation. Mr. Hecker also serves as a board member of Stakehouse, a social betting platform, and Buyinara, an email marketing company for the direct response television industry.

Mr. Hecker graduated from the State University of New York at Binghamton with a B.S. in financing.

We believe Mr. Hecker is well-qualified to serve as a member of the board of directors due to his IT experience and his business contacts.

Advisors

Lee Linden has served as an advisor to our board of directors since the consummation of the merger with Andover Games in February 2012. Mr. Linden co-founded Andover Games in January 2011. Mr. Linden co-founded (with Ben Lewis) Karma Science in March 2011 and Tapjoy in August 2008. At Tapjoy, Mr. Linden led fundraising and drove business development until its merger with Offerpal Media in March 2010. He then helped grow the combined business to over $100 million in annual revenue, over 9,000 network applications, and the development of first party applications with over 45 million downloads. Prior to Tapjoy, Mr. Linden worked as an associate at Kleiner Perkins Caufield & Byers from February 2008 to the end of

2008 and was a key member of the iFund team, which has made investments in several leading mobile companies. From June 2003 to May 2007, Mr. Linden worked in product development at Microsoft, leading engineering teams for both enterprise and consumer offerings including co-founding the Windows Home Server division. He is also the co-founder of ContestMachine (via YCombinator), a self-service online promotional marketing service with thousands of small business customers. Mr. Linden also co-founded an internet company called Bidcentives with Ben Lewis.

Mr. Linden received a degree in computer engineering at the University of Michigan in 2003 and obtained an MBA from Stanford's Graduate School of Business 2009.

Family Relationships

There are no family relationships among our directors or officers.

Director Independence and Board Committees

Though we are not listed on a national securities exchange, we have elected to adhere to the rules of The Nasdaq Stock Market, LLC (“Nasdaq”) in determining whether a director is independent. Our board of directors consults with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq requires that a majority of the board must be composed of “independent directors,” which is defined generally as a person other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our board of directors has affirmatively determined that Messrs. Zimmer and Lewis are our independent directors. Consistent with these considerations, our board of directors also affirmatively determined that, during the fiscal year ended December 31, 2011, Stephen L. Brown, who served as a member of our board of directors until January 6, 2011, was an independent director.

We do not have separate standing audit, nomination or compensation committees. We do not believe it is necessary for our board of directors to appoint such committees, or have a separately designated lead director, because the volume of matters that come before the board of directors for consideration permits the full board to give sufficient time and attention to such matters to be involved in all decision making. Applying the independence standards of Nasdaq for audit, nomination and compensation committees, Mr. Ledecky, Mr. dos Santos and Mr. Hecker are not considered independent. Applying such independence standards to the directors who served on our board of directors during the fiscal year ended December 31, 2011, Mr. Ledecky, who has served on our board of directors since January 21, 2011, and Mr. Rice, who served on our board of directors until April 22, 2011, were not considered independent.

The board of directors is responsible for overseeing risk management, and receives reports from management periodically.

Committee Interlocks and Insider Participation

No member of our board of directors is or was formerly employed by us or our subsidiaries, except for Mr. Ledecky and Mr. dos Santos. None of our executive officers serve on the board of directors of another entity, whose executive officers serves on our board of directors.

Executive Officer Compensation

Prior to the consummation of our business combination with Andover Games, none of our executive officers received any cash compensation for services rendered to us, and we did not granted any stock options or stock appreciation rights or any awards under long-term incentive plans. The following table sets forth information concerning compensation of our principal executive officer and our two other most highly compensated executive officers earning in excess of $100,000 for services rendered in all capacities the years ended December 31, 2011 and 2010:

Summary Compensation Table — Ascend Acquisition Corp.

Name and Principal Position	Year	Total
Don K. Rice(1) Former Chairman, Chief Executive Officer, President, and Treasurer	2011	$0
	2010	$0
Jonathan J. Ledecky(2) Former Chairman and Chief Executive Officer	2011	$0
	2010	$0

(1)	Mr. Rice served as our Chairman, Chief Executive Officer, President and Treasurer from our inception until January 21, 2011 and as a member of our board of directors from our inception until April 22, 2011.
(2)	Mr. Ledecky has served as a member of our board of directors since January 21, 2011 and as our Non-Executive Chairman of the Board and Interim Chief Financial Officer since February 29, 2012. Mr. Ledecky also previously served as our Chief Executive Officer from January 21, 2011 until February 29, 2012.

The following table sets forth information concerning compensation of Andover Games’ principal executive officer and its two most highly compensated executive officers earning in excess of $100,000 for services rendered in all capacities the years ended December 31, 2011 and 2010:

Summary Compensation Table — Andover Games, LLC

Name and Principal Position	Year	Salary	Total
Craig dos Santos(1) Chief Executive Officer and Manager	2011	$62,500	$62,500
	2010	$0	$0

(1)	Mr. dos Santos has served as Andover Games’ Chief Executive Officer, since January 2011. Mr. dos Santos became our Chief Executive Officer and a member of our board of directors on February 29, 2011.

Craig dos Santos serves as Chief Executive Officer of the Company pursuant to a two-year employment agreement with the Company effective as of February 29, 2012 providing for him to be paid an annual salary of $225,000 in exchange for his services. Under the agreement, the term of Mr. dos Santos’ employment runs for two years unless terminated earlier as provided in the agreement, or unless extended by mutual written agreement of the Company and Mr. dos Santos. Mr. dos Santos will be entitled to the medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions, and will be entitled to paid vacation in accordance with customary Company policy. The Company also will pay or reimburse Mr. dos Santos for all transportation, hotel and other expenses reasonably incurred by him on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company. In the event that the Company terminates Mr. dos Santos’s employment without “cause” (as defined in the agreement) or Mr. dos Santos terminates his employment for “good reason” (as defined in the agreement), the Company must pay Mr. dos Santos his base salary through the end of the end of the current annual term, all valid expense reimbursements and all accrued but unused vacation. If Mr. dos Santos’ employment terminates due to his death or disability, the Company must pay his base salary through the date of termination, all valid expense reimbursements and all accrued but unused vacation. If the Company terminates Mr. dos Santos’ employment for “cause,” the Company must pay his base salary through the date of termination, all valid expense reimbursements and all unused vacation pay through the date of termination required by law to be paid.

Traction and Scale, LLC, of which Richard Hecker is the principal and controlling member, and the Company have entered into a two-year consulting agreement effective as of February 29, 2012 providing for Traction and Scale, LLC to be paid an annual consulting fee of $150,000. In exchange, Traction and Scale, LLC will perform such services as are mutually agreed upon. The term of the agreement runs for two years, except that either party may terminate the agreement at any time upon 60 days written notice to the other party. Additionally, the Company may terminate this agreement at any time during the term for “cause” (as defined in the agreement). Upon any termination, the Company must pay all amounts owing to Traction and Scale, LLC for services completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, except that, if the agreement is terminated by the Company prior to the expiration of the term without “cause,” the Company also will pay Traction and Scale, LLC all consulting fees owing and unpaid to it through the end of the current annual term. For example, if the agreement is terminated without “cause” on September 1, 2012, effective October 31, 2012, in addition to all amounts owing to it for completed services and related reimbursable expenses through such date, the Company will pay to Traction and Scale, LLC the consulting fee for the remaining four months in the first annual period, ending February 28, 2013, or $50,000. Such amount will be paid in equal monthly installments through the end of the annual period.

Jonathan Ledecky and the Company have entered into a two-year consulting agreement effective as of February 29, 2012 providing for him to receive an annual consulting fee of $150,000. In exchange, Mr. Ledecky is to serve as the Chairman of the Board and Interim Chief Financial Officer of the Company. Mr. Ledecky may be removed from these positions at any time and for any reason or no reason at all, and such removal will not constitute a breach by the Company of the agreement. The Chief Executive Officer of the Company and Mr. Ledecky also may agree on other services to be performed by him under the agreement. The term of the agreement runs for two years, except that either party may terminate the agreement at any time upon 60 days written notice to the other party. Additionally, the Company may terminate this agreement at any time during the term for “cause” (as defined in the agreement). Upon any termination, the Company must pay all amounts owing to Mr. Ledecky for services completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, except that, if the agreement is terminated by the Company prior to the expiration of the term without “cause,” the Company also will pay Mr. Ledecky all consulting fees owing and unpaid to him through the end of the current annual term. For example, if the agreement is terminated without “cause” on November 2, 2013, effective January 31, 2014, in addition to all amounts owing to him for completed services and related reimbursable expenses through such date, the Company will pay to Mr. Ledecky the consulting fee for the remaining one month in the second annual period, ending February 28, 2014, or $12,500. Such amount will be paid in one monthly installment at the end of the annual period.

Director Compensation

Prior to the consummation of our business combination with Andover Games, no director received any cash compensation for services rendered to us, and we did not granted any stock options or stock appreciation rights or any awards under long-term incentive plans.

Other than the compensation paid to Craig dos Santos in his capacity as a Chief Executive Officer of Andover Games, as described above, no manager of Andover Games received any compensation for services rendered to it, and Andover Games did not grant any options or awards under any equity incentive plan.

As of the date of this prospectus, we have not established a compensation plan for the members of our board of directors.

Outstanding Equity Awards at Fiscal Year End

We had no outstanding equity awards as of December 31, 2011.

Risk Management Relating to Compensation Policies

Due to the limited nature of compensation that we currently pay, we do not believe there is any risk arising from our compensation policies and practices.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Upon the Closing, Ascend entered into indemnification agreements with each of its executive officers and directors.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Certificate of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Equity Compensation Plans

As of December 31, 2011, we did not have any equity compensation plans under which equity securities were authorized for issuance. On May 14, 2012, however, our board of directors adopted the 2012 Long-Term Incentive Equity Plan, or the “2012 Plan.” The 2012 Plan provides for the grant of stock options, stock appreciation rights, restricted stock and other stock-based awards to, among others, officers, directors, employees and consultants of ours and of our subsidiaries.

Administration.  The 2012 Plan is administered by a committee designated by our board of directors or, in the absence of such a designation, by our board. Any such committee designated by our board of directors will be comprised of at least two directors, all of whom are “outside directors,” as defined in the regulations issued under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “IRC,” and “non-employee” directors, as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. References in this section to the “committee” refer to the committee designated by our board or, if none, to our board.

Subject to the provisions of the 2012 Plan, the committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share exercise prices, any restrictions or limitations on the awards, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards. Notwithstanding the foregoing, no participant may be granted awards for more than 600,000 shares in any calendar year.

Stock Subject to the Plan.  The total number of shares of common stock reserved for issuance under the 2012 Plan is 6,000,000 shares. Shares of stock subject to awards that are forfeited or terminated will be available for future award grants under the plan. Shares surrendered by the holder or withheld by us as payment in connection with an award or to satisfy tax withholding obligations related to an award will not be available for future award grants under the plan.

Under the 2012 Plan, on a change in the number of shares of our common stock as a result of a dividend on shares of common stock payable in shares of common stock, a forward split, reverse split, combination or exchange of our common stock, or other extraordinary or unusual event that results in a change in the shares of common stock as a whole, the committee shall determine whether such change equitably requires an adjustment in the terms of any award in order to prevent dilution or enlargement of the benefits available under the 2012 Plan or the aggregate number of shares reserved for issuance under the plan.

Eligibility.  The committee may grant awards under the 2012 Plan to employees, officers, directors and consultants who are deemed to have rendered, or to be able to render, significant services to us or one of our subsidiaries or who are deemed to have contributed, or to have the potential to contribute, to our success. No incentive stock options, as defined in Section 422 of the IRC, may be granted to any person who is not an employee of ours or one of our subsidiaries at the time of grant.

Options.  Under the 2012 Plan, the committee may grant both incentive stock options and non-qualified stock options. A stock option may only be granted within a ten-year period commencing on the adoption of the plan and may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of our stock.The exercise price per share of common stock may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value on the date of grant. The exercise price of a stock option is payable in cash or, if the stock option agreement so provides, in shares of common stock, partly in shares of common stock and partly in cash or by such other means as may be determined by the committee. The aggregate fair market value of all shares of common stock with respect to which incentive stock options are exercisable by a participant for the first time during any calendar year, measured at the date of the grant, may not exceed $100,000.

Generally, stock options granted under the 2012 Plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable, during the holder’s lifetime, only by the holder, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative. However, a holder, with the approval of the committee, may transfer a non-qualified stock option to an immediate family member of the holder by gift or by domestic relations order or to an entity in which more than 50% of the voting interests are owned by the holder or immediate family members of the holder.

Generally, if the holder is an employee, no stock options granted under the 2012 Plan may be exercised by the holder unless he or she is employed by us or one of our subsidiaries at the time of the exercise and has been so employed continuously from the time the stock options were granted. However, should a holder die while employed by us or one of our subsidiaries, unless otherwise provided in the stock option agreement, his or her legal representative or legatee under his or her will may exercise the decedent holder’s vested stock options for a period of 12 months from the date of his or her death, or such other greater or lesser period as the committee may specify in the stock option agreement, or until the expiration of the stated term of the stock option, whichever period is shorter. Similarly, in the event the holder’s employment is terminated due to disability or normal retirement, unless otherwise provided in the stock option agreement, the holder may still exercise his or her vested stock options for a period of 12 months, or such other greater or lesser period as the committee may specify in the stock option agreement, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated for any reason other than death, disability or normal retirement, unless otherwise provided in the stock option agreement, the stock option will automatically terminate, except that if the holder’s employment is terminated by us without cause, the holder may still exercise his or her vested stock options for a period of three months, or such other greater or lesser period as the committee may specify in the stock option agreement, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter.

If the 2012 Plan is not approved by a majority of our common stock by May 13, 2013, no incentive stock options may be granted under the plan and any outstanding incentive stock options will be converted into non-qualifed stock options.

Stock Appreciation Rights.  Under the 2012 Plan, the committee may grant stock appreciation rights to participants who have been, or are being, granted stock options under the plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash, or the committee may grant them alone and unrelated to a stock option. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of the common stock on the date of exercise over the exercise price of the related stock option (or the fair market value of the common stock on the date of grant, if granted alone), multiplied by the number of shares subject to the stock appreciation right.

Restricted Stock.  Under the 2012 Plan, the committee may grant shares of restricted stock. We will retain custody of the stock certificate and all dividends and distributions made or declared with respect to the restricted stock during the applicable restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained dividends and distributions. Except for the foregoing restrictions, the holder will have all of the rights of a stockholder, including the right to vote the stock. The restricted stock and any retained distributions shall vest upon the expiration of the restriction period and the satisfaction of any other applicable restrictions. Any restricted stock and retained distributions that do not vest will be forfeited to us.

Other Stock-Based Awards.  Under the 2012 Plan, the committee may grant other stock-based awards, subject to limitations under applicable law that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the plan.

Accelerated Vesting and Exercisability.  If any one person, or more than one person acting as a group, acquires the ownership of stock of ours that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of our stock, and our board of directors does not authorize or otherwise approve such acquisition, then the vesting periods of any and all stock options and other awards granted and outstanding under the 2012 Plan shall be accelerated and all such stock options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all common stock subject to such stock options and awards on the terms set forth in the 2012 Plan and the respective agreements respecting such stock options and awards. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which we acquire our stock in exchange for property is not treated as an acquisition of stock.

The committee may, in the event of an acquisition by any one person, or more than one person acting as a group, together with acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately before such acquisition or acquisitions, or if any one person, or more than one person acting as a group, acquires the ownership of stock of ours that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of our stock, which has been approved by our board of directors, (i) accelerate the vesting of any and all stock options and other awards granted and outstanding under the 2012 Plan, or (ii) require a holder of any award granted under the 2012 Plan to relinquish such award to us upon the tender by us to the holder of cash in an amount equal to the repurchase value of such award. For this purpose, gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding any provisions of the 2012 Plan or any award granted thereunder to the contrary, no acceleration shall occur with respect to any award to the extent such acceleration would cause the plan or an award granted thereunder to fail to comply with Section 409A of the IRC.

Term and Amendments.  Unless terminated by our board of directors, the 2012 Plan shall continue to remain effective until no further awards may be granted and all awards granted under the 2012 Plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only until ten years from the effective date of the 2012 Plan. Our board of directors may at any time, and from time to time, amend the 2012 Plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the 2012 Plan without the holder’s consent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Prior to Ascend’s IPO, the Company issued 1,500,000 shares of common stock (on a pre-reverse stock split basis) in a private placement to its founders, Don K. Rice, at the time its Chairman, Chief Executive Officer, President and Treasurer, Stephen L. Brown and Russell C. Ball III, each at the time a member of its board of directors, and Arthur Spector, at the time a special advisor to the Company, for an aggregate purchase price of $25,000. Upon completion of the reverse stock split on September 23, 2008, the 1,500,000 shares were converted into 150,000 shares.

In connection with the Company’s IPO in May 2006, the holders of the shares issued to the Company’s founders entered into a registration rights agreement with the Company providing for registration rights with respect to such shares. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Simultaneously with its IPO, the Company sold 166,667 units (on a pre-reverse stock split basis) to Mr. Rice in a private placement. Each unit originally consisted of one share of our common stock and two redeemable common stock purchase warrants, which expired unexercised in May 2010. Upon completion of the reverse stock split on September 23, 2008, the 166,667 shares were converted into 16,668 shares.

On November 18, 2008, the Company issued a convertible promissory note to Don K. Rice, at the time its sole officer and one of its directors, with a principal amount of $195,000. The principal balance of the promissory note included the principal balance of an earlier promissory note executed on June 16, 2008, plus accrued interest and additional advances made by Mr. Rice thereafter. The promissory note was due and payable in full on demand, and bore interest at the rate of 5% per annum. At any time prior to the payment in full of the entire balance of the promissory note, Mr. Rice had the option of converting all or any portion of the unpaid balance of the promissory note into shares of Ascend common stock at a conversion price equal to $0.04 per share, subject to adjustment upon certain events. The conversion price was based on the then recent market prices and near non-liquidity of our common stock, the number of shares that would be issued and the effect that the sale of such shares would have on the market for our common stock, and the legal constraints on the sale of such shares.

In August 2009, the Company executed a second convertible promissory note to Don K. Rice, with a principal amount of $50,000. The principal balance of the promissory note includes the additional advances made by Mr. Rice during 2009. The promissory note is due and payable in full on demand, and bears interest at the rate of 5% per annum. At any time prior to the payment in full of the entire balance of the promissory note, Mr. Rice has the option of converting all or any portion of the unpaid balance of the promissory note into shares of our company’s common stock at a conversion price equal to $0.05 per share, subject to adjustment upon certain events. The conversion price was based on the market price.

In March 2010, the Company issued a third convertible promissory note to Don K. Rice, with a principal amount of $30,000. The principal balance of the promissory note included the additional advances made by Mr. Rice during the fourth quarter of 2009 through February 2010. The promissory note was due and payable in full on demand and bore interest at the rate of 5% per annum. At any time prior to the payment in full of the entire balance of the promissory note, Mr. Rice had the option of converting all or any portion of the unpaid balance of the promissory note into shares of Ascend common stock at a conversion price equal to $0.06 per share, subject to adjustment upon certain events. The conversion price was based on the market price of Ascend common stock at or about the time of the issuance of the promissory note.

In August 2010, the Company issued a fourth convertible promissory note to Don K. Rice, with a principal amount of $30,000. The principal balance of the promissory note included the additional advances made by Mr. Rice from May 2010 through July 2010. The promissory note was due and payable in full on demand and bore interest at the rate of 5% per annum. At any time prior to the payment in full of the entire balance of the promissory note, Mr. Rice had the option of converting all or any portion of the unpaid balance of the promissory note into shares of our common stock at a conversion price equal to $0.05 per share, subject to adjustment upon certain events. The conversion price was based on the market price of the Company’s common stock at or about the time of the issuance of the promissory note.

In January 2011, the Company issued a fifth convertible promissory note to Don K. Rice, with a principal amount of $15,000. The promissory note represented amounts advanced to the Company by Mr. Rice during August and November 2010. The promissory note was due and payable in full on demand, and bore interest at the rate of 5% per annum. At any time prior to the payment in full of the entire balance of the promissory note, Mr. Rice had the option of converting all or any portion of the unpaid balance of the promissory note into shares of the Company’s common stock at a conversion price equal to $0.15 per share, subject to adjustment upon certain events.

In January 21, 2011, the Company entered into and consummated the Purchase Agreement with Mr. Rice and Ironbound. Pursuant to the Purchase Agreement, Mr. Rice converted all principal and accrued interest on convertible promissory notes held by him, including the one issued to him in January 2011 described above, into an aggregate of 7,075,000 shares of the Company’s common stock. Immediately after the conversion of the notes, Mr. Rice sold to Ironbound such shares together with an additional 218,550 shares of common stock of the Company held by Mr. Rice, or an aggregate of 7,293,550 shares of common stock for an aggregate purchase price of $310,000.

In connection with the Purchase Agreement, Mr. Rice assigned his registration rights with respect to certain of these shares to Ironbound. Accordingly, pursuant to the registration rights agreement described above, Ironbound has the right to demand that the Company register certain of the shares of common stock of the Company acquired by it from Mr. Rice. In addition, Ironbound has certain “piggy-back” registration rights on registration statements filed by the Company with respect to such securities. The Company is required to bear the expenses incurred in connection with the filing of any such registration statements.

In March 2011, the Company executed a convertible promissory note in favor of Jonathan Ledecky, with a principal amount of $25,000. The note was due and payable in full on demand and bore interest at the rate of 5% per annum. At any time prior to the payment in full of the entire balance of the note, Mr. Ledecky had the option of converting all or any portion of the unpaid balance of the note into shares of the Company’s common stock at a conversion price equal to $0.19 per share, subject to adjustment upon certain events. The conversion price was based on the market price of the Company’s common stock at the time of the issuance of the note.

In July 2011, the Company executed a convertible promissory note in favor of Mr. Ledecky, with a principal amount of $10,000. The promissory note represented amounts advanced to the Company by Mr. Ledecky during June 2011. The promissory note was due and payable in full on demand and bore an interest rate of 5% per annum. At any time prior to the payment in full of the entire balance of the note, Mr. Ledecky had the option of converting all or any portion of the unpaid balance of the note into shares of the Company’s common stock at a conversion price equal to $0.20 per share, subject to adjustment upon certain events. The conversion price was at a premium to the market price of the Company’s common stock at the time of the issuance of the note.

In July 2011, Mr. Ledecky converted the $35,000 principal amount of the promissory notes issued to him in March 2011 and June 2011 into an aggregate of 175,000 shares of common stock of the Company, or $0.20 per share. Although the promissory note issued to Mr. Ledecky in March 2011 had a conversion price of $0.19, Mr. Ledecky voluntarily converted such note into the Company’s common stock at $0.20 per share. Additionally, the accrued interest on the notes totaling $380 was forfeited and credited to additional paid-in capital as part of the cost of securities issued.

In July 2011, Jeremy Zimmer purchased 250,000 shares of common stock from us for an aggregate purchase price of $50,000, or $0.20 per share, in a private placement.

The Company agreed to file a registration statement with the SEC to register the resale of the shares of common stock issued upon conversion of the promissory notes converted by Mr. Ledecky in July 2011 and sold in the private placement to Mr. Zimmer promptly after consummation by the Company of a merger, stock exchange, asset acquisition or other form of business combination and to use its best efforts to have such registration statement declared effective as soon as possible. The Company is required to bear the expenses incurred in connection with the filing of such registration statement.

In December 2011, the Company executed a convertible promissory note in favor of Ironbound with a principal amount of $250,000. The promissory note represented amounts advanced to the Company by Ironbound so that the Company could provide certain bridge financing to Andover Games upon execution of the Merger Agreement. The note was due and payable in full upon closing of the merger or, if not consummated, on demand and bears interest at the rate of 5% per annum. Upon the Closing, the note was used as consideration for Ironbound purchasing an aggregate of 500,000 shares of Ascend common stock in the Financing and was cancelled.

Jeremy Zimmer also purchased 100,000 shares of common stock in the Financing.

On May 14, 2012, Ironbound agreed that if Ascend is unable to identify investors to purchase all of the remaining $2 million of shares of common stock in the Financing, it will purchase such remaining shares.

Each of the officers or directors of the Company may participate in the remaining portion of the Financing on the same terms as other unaffiliated investors.

Related party policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of our common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Our board of directors is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The board of directors will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the other members of the board of directors with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of May 21, 2012 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our officers and directors; and
•	all of our officers and directors as a group.

The beneficial ownership of each person was calculated based on 50,926,700 shares of our common stock outstanding as of May 21, 2012, according to the record ownership listings as of that date, the beneficial ownership reports filed by 5% beneficial owners with the SEC and the verifications we solicited and received from each director and executive officer. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of May 21, 2012, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. Unless otherwise noted, the following persons have sole voting and sole investment power with regard to the shares beneficially owned by them.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Outstanding Common Stock
Executive Officers and Directors:
Jonathan J. Ledecky(1) 970 West Broadway, PMB 402 Jackson, Wyoming 83002	7,968,550	15.6%
Craig dos Santos(2)(3)(4) 360 Ritch Street, Floor 3 San Francisco, CA 94107	11,967,775	23.5%
Ben Lewis(3)(4)(5) 360 Ritch Street, Floor 3 San Francisco, CA 94107	10,439,973	20.5%
Richard Hecker(3)(4)(6) 360 Ritch Street, Floor 3 San Francisco, CA 94107	4,965,354	9.8%
Jeremy Zimmer(3)(4)(7) 9560 Wilshire Boulevard Beverly Hills, CA 90212	350,000	*
All officers and directors as a group (5 individuals)	35,691,652	70.1%
Five Percent Holders:
Lee Linden(3)(4) 360 Ritch Street, Floor 3 San Francisco, CA 94107	10,439,973	20.5%
Ironbound Partners LLC(8) 970 West Broadway, PMB 402 Jackson, Wyoming 83002	7,968,550	15.6%

*	Less than one percent.
(1)	Represents 7,968,550 shares held by Ironbound, of which Mr. Ledecky is managing member. Mr. Ledecky is our Non-Executive Chairman of the Board and Interim Chief Financial Officer.
(2)	Mr. dos Santos is our Chief Executive Officer and a member of our board of directors.
(3)	Does not include any additional shares that may be issued to this individual if less than $4 million of proceeds are raised in the Financing, as described below.
(4)	These individuals are party to a repurchase rights agreement pursuant to which certain individuals have the right to purchase shares from the other parties depending on the happening of certain events.
(5)	Mr. Lewis is a member of our board of directors.
(6)	Mr. Hecker is a member of our board of directors and Executive Vice President and a Manager of Andover Games.
(7)	Mr. Zimmer is a member of our board of directors.
(8)	Mr. Ledecky is the managing member of Ironbound and as such has sole voting and dispositive power over such shares.

Pursuant to the Merger Agreement, Ascend was obligated to use its commercial best efforts to raise $4 million of equity capital through the sale of Ascend’s capital stock in the Financing, of which at least $2 million was to be raised prior to or simultaneously with the Closing and such additional proceeds were to be raised, if at all, within 60 days after the Closing so as to raise up to $4 million in aggregate proceeds. Simultaneously with the Closing, Ascend sold 4,000,000 shares of its common stock in a private placement at $0.50 per share for gross proceeds of $2 million. On May 14, 2012, the parties further amended the Merger Agreement, effective as of April 30, 2012. Pursuant to the amendment, the parties agreed to terminate the offering period for the Financing and recommence financing efforts at a later time. The parties determined to amend the Merger Agreement in this way to allow Ascend to freely explore and consummate potential strategic initiatives that have been presented to it since consummation of the merger. Ascend anticipates recommencing its efforts to raise the remaining additional $2 million of proceeds after it has fully analyzed and explored such strategic initiatives and no later than June 30, 2012 (or whenever legally permitted to do so) pursuant to the original terms of the Merger Agreement and will then have approximately 30 days to complete the Financing. On May 14, 2012, Ironbound agreed that if Ascend is unable to identify investors to purchase all of the remaining $2 million of shares of common stock in the Financing, it will purchase such remaining shares. Ascend is required to use its commercial best efforts to raise the additional $2 million of proceeds in the Financing. If Ascend sells additional shares of its capital stock in the Financing, Ascend will issue additional shares of its common stock to the former members of Andover Games to maintain their collective ownership of Ascend common stock at 75% on a fully diluted basis. Alternatively, if Ascend sells less than the maximum $4 million in aggregate proceeds in the Financing, then such number of additional shares of Ascend capital stock shall be issued to the former members of Andover Games at the final closing of the Financing so as to increase their collective pro-rata percentage ownership in Ascend by one percent (1%) for every $200,000 in proceeds that Ascend falls short of the $4 million maximum proceeds in the Financing.

Pursuant to the terms of lock-up agreements entered into upon signing of the Merger Agreement, all of the officers, managers and former holders of membership interests of Andover Games, together with Jonathan J. Ledecky and Ironbound, have agreed not to sell certain of their shares of Ascend common stock until the 12-month anniversary of the consummation of the merger, or March 1, 2013.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the individuals and companies listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares of common stock that the selling stockholders may offer pursuant to this prospectus.

Based on the information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Owned After the Offering.” We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

The percentage of common stock owned after offering by each selling stockholder was calculated based on 50,926,700 shares of our common stock outstanding as of May 21, 2012.

Name of Selling stockholder	Number of Shares of Common Stock Owned Prior to the Offering(1)	Number of Shares of Common Stock Offered in the Offering	Number of Shares of Common Stock Owned After the Offering(2)	Percentage of Common Stock Owned After the Offering(2)
Ironbound Partners Fund, LLC(3)	7,968,550	7,968,550	0	*
Jeremy Zimmer(4)	350,000	350,000	0	*
Dakota Group Ltd.(5)	250,000	250,000	0	*
Evan Morgan	125,000	125,000	0	*
Leman Management Nominees Limited(6)	200,000	200,000	0	*
LM Holdings Ltd.(6)	1,000,000	1,000,000	0	*
Pepper Grove Holdings Limited(6)	600,000	600,000	0	*
Moyo Partners, LLC(7)	200,000	200,000	0	*
Adam Nelson Trust #2	150,000	150,000	0	*
Eric Nelson Trust #2	150,000	150,000	0	*
Steven Nelson	150,000	150,000	0	*
Brimco LLC(8)	250,000	250,000	0	*
David Parker	200,000	200,000	0	*
William Campbell III	200,000	200,000	0	*
David Eisner	100,000	100,000	0	*
Firefly Holdings, LLC(9)	100,000	100,000	0	*
The Brian Robbins TR DTD 01/28/2010	100,000	100,000	0	*
Stephen L. Brown(8)	10,286	10,286	0	*
Russell C. Ball III(10)	10,286	10,286	0	*
Arthur Spector(11)	10,286	10,286	0	*
Graubard Miller(12)	13,581	13,581	0	*

(1)	Includes shares of common stock owned by such shareholder and his, her or its affiliates.

(2)	Assumes shareholders will resell all the shares offered hereby.
(3)	Mr. Ledecky has served as our Non-Executive Chairman of the Board and our Interim Chief Financial Officer since the consummation of the merger with Andover Games on February 29, 2012. Mr. Ledecky served as our Chief Executive Officer from January 21, 2011 until the consummation of the merger with Andover Games on February 29, 2012. Mr. Ledecky is the managing member of Ironbound and as such has sole voting and dispositive power over the shares held by Ironbound.
(4)	Mr. Zimmer has served as a member of our board of directors since the consummation of the merger with Andover Games on February 29, 2012.
(5)	Stanley Buchthal, president of Dakota Group Ltd., exercises voting and dispositive power over the shares held by such entity.
(6)	Edward Allanby exercises voting and dispositive power over the shares held by each of Leman Management Nominees Limited, LM Holdings Ltd. and Pepper Grove Holdings Limited.
(7)	Arnold Kling is the managing partner of Moyo Partners, LLC and exercises voting and dispositive power over the shares held by such entity.
(8)	Stephen L. Brown serves as the managing partner and chairman of the board of Brimco LLC and exercises sole voting and dispositive power over the shares held by such entity. Mr. Brown was a member of our board of directors from our inception until January 6, 2011.
(9)	Nicholas Grouf, member of Firefly Holdings, LLC exercises voting and dispositive power over the shares held by such entity.
(10)	Mr. Ball was a member of our board of directors from our inception until August 5, 2009.
(11)	Mr. Spector was a special advisor to us from our inception until 2009.
(12)	Graubard Miller has served as our general counsel since January 2011 and served as our general counsel from our inception until May 2008. David Alan Miller, the managing partner of Graubard Miller, may be deemed to have sole voting and dispositive power over the shares held by such entity.

PLAN OF DISTRIBUTION

The selling stockholders of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices, fixed prices or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In these cases, they must meet the criteria and conform to the requirements of that rule. Accordingly, because we were previously a shell company, Rule 144 will not be available to the selling stockholders until March 6, 2013, one year after our filing with the SEC of a Current Report on Form 8-K containing current Form 10 type information reflecting our acquisition of Andover Games.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440 and in the case of a principal transaction a markup or markdown in compliance with NASD Rule IM-2440-1.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incidental to the registration of the shares, but will not pay for any underwriting commissions, fees or discounts, if any.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.0001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a cash dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

Upon receipt in full of the consideration for shares of our common stock in accordance with Section 152 and 153 of the Delaware General Corporation Law, any such shares are deemed fully paid and nonassessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share. We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

Transfer Agent and Registrar

Our independent stock transfer agent is Continental Stock Transfer & Trust Company. Their mailing address is 17 Battery Place, 8th Floor, New York, New York 10004. Their phone number is (212) 509-4000.

Anti-Takeover Provisions

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder,

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets. However the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or
•	on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Certain Provisions in Our Certificate of Incorporation and By-Laws

Certain provisions of our certificate of incorporation and by-laws could make the acquisition of us by means of a tender offer, or the acquisition of control of us by means of a proxy contest or otherwise, more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Our certificate of incorporation and by-laws provide mechanisms that may help to delay, defer or prevent a change in control. For example:

•	Our certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting provides for a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such stockholder holds as it would if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board’s decision regarding a takeover.
•	Under our certificate of incorporation, 1,000,000 shares of preferred stock remain undesignated. As discussed above in the section entitled “— Preferred Stock”, the authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us.
•	Our by-laws contain advance-notice procedures that apply to stockholder proposals and the nomination of candidates for election as directors by stockholders, other than nominations made pursuant to the notice given by us with respect to such meetings or nominations made by or at the direction of the board of directors.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

LEGAL MATTERS

Graubard Miller, New York, New York, has passed upon the validity of the common stock offered hereby on behalf of the Company. Graubard Miller owns 13,581 of the shares of common stock offered hereby. The market value of such shares of common stock was approximately $4,767 based on a closing market price of $0.351 per share on May 21, 2012.

EXPERTS

The financial statements of Andover Games, LLC as of December 31, 2011 and for the period from January 17, 2011 (inception) through December 31, 2011 have been audited by Marcum LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this registration statement and in the registration statement. The financial statements and the report of Marcum LLP are included in reliance upon their report given upon the authority of Marcum LLP as experts in auditing and accounting.

CHANGE IN PRINCIPAL ACCOUNTANT

On May 14, 2012, our board of directors approved the dismissal of GBH CPAs, PC (“GBH”) and the engagement of Marcum LLP, who is the auditor for Andover Games, as our principal accountant to audit our financial statements.

GBH’s report on our financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles except that the report of GBH accompanying our audited financial statements as of December 31, 2011 and 2010 was qualified as to our ability to continue as a going concern. During the two most recent fiscal years and through May 14, 2012, there were no disagreements with GBH on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GBH, would have caused GBH to make reference to the subject matter of the disagreements in connection with its report. During the two most recent fiscal years and through May 14, 2012, there were no “reportable events” (as described in paragraph 304(a)(1)(v) of Regulation S-K).

We have provided GBH with a copy of the foregoing disclosure and have requested that GBH furnish us with a letter addressed to the SEC stating whether or not GBH agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from GBH, in which GBH agrees with the above statements, is filed as an exhibit to the registration statement of which this prospectus is a part.

During the two most recent fiscal years and the interim period preceding the engagement of Marcum LLP, we did not consult Marcum LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that Marcum LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” (as described in paragraph 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information.

We are not required to deliver an annual report to security holders, except that we plan to furnish our stockholders with an annual report for each fiscal year ending December 31, containing financial statements audited by our independent certified public accountants, in connection with our annual meeting. We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

Index to the Financial Statements

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

CONDENSED CONSOLIDATED
BALANCE SHEETS

	March 31, 2012 (Unaudited)	December 31, 2011*
ASSETS
Current assets:
Cash ($25,000 related to the variable interest entity)	$1,784,114	$80,588
Convertible note receivable	50,000	50,000
Accrued interest receivable	1,455	833
Prepaid asset	42,958	—
Total current assets	1,878,527	131,421
Investments in private companies	102,005	114,505
Capitalized software	21,275	—
Equipment, at cost	3,107	815
Total assets	$2,004,914	$246,741
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$82,449	$78,307
Payroll tax liabilities	4,778	27,601
Convertible note payable	—	50,000
Due to member ($4,500 liability of variable interest entity)	6,126	4,500
Total current liabilities	93,353	160,408
Deferred revenue	178,125	206,250
Total liabilities	271,478	366,658
Commitments and Contingencies
Stockholders’ Equity (Deficit):
Controlling Interest:
Preferred stock, $0.0001 par value, authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value, authorized 300,000,000 shares, issued and outstanding 50,926,700 and 38,195,025 shares, respectively	5,093	3,820
Additional paid-in capital	2,184,091	163,555
Deficit accumulated during the development stage	(483,172)	(314,716)
Total stockholders’ equity (deficit) of Ascend Acquisition Corp.	1,706,012	(147,341)
Non-controlling interest	27,424	27,424
Total stockholders’ equity (deficit)	1,733,436	(119,917)
Total liabilities and stockholders’ equity (deficit)	$2,004,914	$246,741

See accompanying notes to condensed consolidated financial statements.
* — condensed from audited financial statements.

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31, 2012	January 17, 2011 (Inception) to March 31, 2011	January 17, 2011 (Inception) to March 31, 2012
Revenues	$28,125	$—	$46,875
Software development costs	—	24,900	124,650

Selling, General and Administrative Expenses	197,203	2,387	428,833
Loss from operations	(169,078)	(27,287)	(506,608)
Other Income (Expense)
Interest Income	622	—	1,696
Impairment of investment	—	—	(3,727)
Equity Loss from Investment	—	—	(12,009)
Total other income (expense)	622	—	(14,040)
Net loss	(168,456)	(27,287)	(520,648)
Net Loss Attributable to the Non-Controlling Interest		(12,450)	37,476
Net Loss Attributable to Ascend Acquisition Corp	$(168,456)	$(14,837)	$(483,172)

Weighted average shares of common stock outstanding
Basic and Diluted	42,672,278	20,879,947
Loss per common share
Basic and Diluted	$(.00)	$(.00)

See accompanying notes to condensed consolidated financial statements.

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31, 2012	January 17, 2011 (Inception) to March 31, 2011	January 17, 2011 (Inception) to March 31, 2012
Cash flows from operating activities:
Net loss	$(168,456)	$(27,287)	$(520,648)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of investment	—	—	3,727
Equity loss from investment	—	—	12,009
Compensation for software development costs	—	24,900	64,900
Direct payment of operating expenses by member	—	—	4,500
Change in operating assets and liabilities:
Accrued interest receivable	(622)	—	(1,696)
Prepaid asset	(42,958)	—	(42,958)
Accounts payable and accrued expenses	4,142	2,375	82,449
Payroll tax liabilities	(22,823)	—	4,778
Deferred revenue	(28,125)	—	178,125
Net cash used in operating activities	(258,842)	(12)	(214,814)
Cash flows from investing activities:
Purchase of equipment	(2,292)	—	(3,107)
Payments related to capitalized software development	(21,275)	—	(21,275)
Investments in private companies	—	(50,000)	(50,000)
Purchase of convertible notes receivable	—	—	(130,000)
Proceeds from return of investment in private companies	12,500	—	12,500
Net cash used in investing activities	(11,067)	(50,000)	(191,882)
Cash flows from financing activities:
Proceeds from convertible note payable	200,000	—	250,000
Repayment of convertible note payable	(250,000)	—	(250,000)
Member’s contributions		160,000	167,375
Cash acquired in reverse merger	21,809	—	21,809
Proceeds from related party advance	1,626	—	1,626
Proceeds from private placement	2,000,000	—	2,000,000
Net cash provided by financing activities	1,973,435	160,000	2,190,810

Net increase in cash and cash equivalents	1,703,526	109,988	1,784,114
Cash and cash equivalents at beginning of period	80,588	—	—
Cash and cash equivalents at end of period	$1,784,114	$109,988	$1,784,114
Supplemental disclosure of non-cash financing activities:
Conversion of notes receivable/accrued interest into Investment in private company	—	—	$80,241

See the accompanying notes to condensed consolidated financial statements.

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Ascend Acquisition Corp. (“Ascend”) was formed on December 5, 2005 as a blank check company to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Andover Games, LLC (the “Company” or “Andover Games”), a development stage company, is a limited liability company formed on January 17, 2011 under the laws of the State of Delaware as Andover Fund, LLC. The name was changed in December, 2011 to Andover Games, LLC. The entity has an indefinite life. The Company's principal business is focused on developing mobile games for iPhone and Android platforms.

On February 29, 2012, Ascend and the Company closed the transactions under a Merger Agreement and Plan of Reorganization, as amended (the “Merger Agreement”), with the Company becoming a wholly-owned subsidiary of Ascend (the “Closing”). At the Closing, the holders of membership interests of the Company received 38,195,025 shares of Ascend common stock, representing 75% of the fully diluted capitalization of Ascend immediately after the closing of the merger and the Financing (defined below), subject to further adjustment as provided for in the Merger Agreement.

Pursuant to the Merger Agreement, Ascend was obligated to use its commercial best efforts to raise at least $4 million of equity capital through the sale of Ascend's capital stock (the “Financing”), of which at least $2 million was to be raised prior to or simultaneously with the Closing and such additional proceeds are to be raised, if at all, following the Closing so as to raise up to $4 million in aggregate proceeds. Pursuant to the Merger Agreement, Ascend is required to use its commercial best efforts to raise an additional $2 million of proceeds. Pursuant to the Merger Agreement, if Ascend sells additional shares of its capital stock in the Financing, Ascend will issue additional shares of its common stock to the former members of the Company to maintain their collective ownership of Ascend common stock at 75% on a fully diluted basis. Alternatively, if Ascend sells less than the maximum $4 million in aggregate proceeds in the Financing, then such number of additional shares of Ascend capital stock shall be issued to the former members of the Company at the final closing of the Financing so as to increase their collective pro-rata percentage ownership in Ascend by one percent (1%) for every $200,000 in proceeds that Ascend falls short of the $4 million maximum proceeds in the Financing.

Simultaneously with the Closing, Ascend sold 4,000,000 shares of its common stock at $0.50 per share, for gross proceeds of $2 million pursuant to the Financing.

The merger has been treated as an acquisition of Ascend by Andover Games and as a recapitalization of Andover Games as Andover Games members will hold a majority of the Ascend shares and will exercise significant influence over the operating and financial policies of the consolidated entity. As Ascend was a non-operating public shell prior to the transaction, pursuant to Securities and Exchange Commission rules, the merger or acquisition of a private operating company into a non-operating public shell with nominal assets is considered a capital transaction in substance rather than a business combination. As a result, the condensed consolidated balance sheet, statement of operations, and statement of cash flows of Andover Games, LLC have been retroactively updated to reflect the recapitalization. The Company determined that no income tax benefit associated with any net operating loss carry-forwards would be recognized if it had been taxed as a corporation from inception, as it is more likely than not that such loss carryforwards would not be realized.

Interim Review Reporting

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. For further information, refer to the financial statements and footnotes thereto included in the Company’s Form 8-K, which included the financial statements for the year ended December 31, 2011 filed on March 6, 2012.

Development Stage Company

The Company is a development stage company as defined by section 810-10-20 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the less than majority owned variable interest entity which it controls (see NOTE 3). Significant inter-company accounts and transactions have been eliminated in consolidation.

Management’s Liquidity Plan and Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. The Company had minimal revenue inception-to-date, and the Company has incurred a substantial loss from operations for the period from January 17, 2011 (inception) through March 31, 2012. Based on the Company’s liquidity position, continued losses could result in the Company not having sufficient liquidity or minimum cash levels to operate its business. Management's plan in regard to these matters includes raising additional proceeds from debt and equity transactions and completing strategic acquisitions that will generate positive cash flows. Management believes it will need to raise additional capital to execute its business plans. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Cash

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Investments in private companies

Investments in private companies in which the Company owns less than 20% of the entity and does not influence the operating or financial decisions of the investee are carried at cost. The Company reviews the investments for impairment and records a loss on impairment based on the difference between the fair value of the investment and the carrying amount when indicators of impairment exist.

Equipment

Equipment is carried at cost and is depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Software development costs

In accordance with ASC 985-20 “Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed,” software development costs are expensed as incurred until technological feasibility

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

(generally in the form of a working model) has been established. Research and development costs which consist primarily of salaries and fees paid to third parties for the development of software and applications are expensed as incurred. The Company capitalizes only those costs directly attributable to the development of the software. Capitalization of these costs begins upon the establishment of technological feasibility. Activities undertaken after the products are available for release to customers to correct errors or keep the product up to date are expensed as incurred. Capitalized software development costs will be amortized over the estimated economic life of the software once the product is available for general release to customers. Capitalized software development costs will be amortized over the greater of the ratio of current revenue to total projected revenue for a product or the straight-line method. The Company will periodically perform reviews of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts are written off. During the three months ended March 31, 2012 and the period January 17, 2011 (inception) to March 31, 2011 and the period from January 17, 2011 (inception) through March 31, 2012, the Company expensed $-, $24,900 and $124,650 in software development costs, respectively. The Company capitalized $21,275 in software development costs during the three months ended March 31, 2012 as technological feasibility had been established. The software is not available for general release and, as a result, amortization expense was not recorded.

Revenue Recognition

The Company evaluates revenue recognition based on the criteria set forth in FASB ASC 985-605, “Software: Revenue Recognition.” The Company recognizes revenue when persuasive evidence of an arrangement exists, the product, image or game has been delivered, the fee is fixed or determinable, and collectability is reasonably assured. The Company’s specific revenue recognition policies are as follows:

The Company recognizes revenue from the sale of its social games and mobile applications (“Apps”) from two revenue sources: direct payment revenue or alternative payment service revenue. Direct payment revenue results from payments from the end users of Apps for virtual goods or currency (i.e. items within the game and virtual money to buy items and upgrades in a game) in an application from a variety of direct payment sources, less deductions for fraud, charge-backs, refunds, credit card processing fees or uncollected amounts (assuming all other recognition criteria are met). Alternative payment service revenue results from utilization of the platform provided by a publisher that is party to a collaborative arrangement with the Company (see “Collaborative Arrangement”). The publisher's platform incentives end users to complete certain tasks in response to advertisements presented within the application (i.e. to purchase other applications on the publisher’s platform). Revenue from the alternative payment service (subject to a “Recoupment Amount” by the vendor — see NOTE 7) would be recognized as the service is rendered, with a portion of the revenue allocated to the vendor. If the service period is not defined, the Company would recognize the revenue over the estimated service period. In conjunction with the collaborative arrangement, the Company receives proceeds that are recognized on a straight line basis over the period that the Company is required to keep its applications on the publisher’s platform.

Non-controlling Interest

The Company has consolidated Rotvig Labs, LLC (“Rotvig” — see NOTE 3), which qualifies as a variable interest entity (“VIE”) because the Company determined that it is the primary beneficiary and has a controlling financial interest. Therefore, Rotvig’s financial statements are consolidated in the Company’s condensed consolidated financial statements and the other member’s equity in Rotvig is recorded as non-controlling interest as a component of consolidated stockholders’ equity (deficit). At March 31, 2012, non-controlling interest was $27,424.

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant estimates utilized related to the impairment of investment in private companies. Actual results could differ from those estimates.

Net Loss Per Share

Net loss per share, in accordance with the provisions of ASC 260, “Earnings Per Share” is computed by dividing net loss attributable to Ascend Acquisition Corporation by the weighted average number of shares of Common Stock outstanding during the period. As discussed above, the change in capital structure of the Company that occurred subsequent to year-end requires retrospective presentation as if the change took place at the beginning of the period presented. The 8,731,675 shares of Ascend common stock outstanding at the date of the closing along with the 4,000,000 issued pursuant to the financing are reflected as outstanding in the earnings per share calculation commencing with the date of closing. Common Stock equivalents have not been included in this computation since the effect would be anti-dilutive. As further discussed above, the Merger Agreement provides for contingently issuable common shares. These shares would be required to be issued in the event of and in proportion to any shortfall in proceeds that may be received towards the maximum amount of the Financing. If no additional proceeds are received in the Financing, the maximum contingently issuable shares would be issued, or a total of 33,951,133. In accordance with ASC 260-10-45-12A, contingently issuable shares should be included in basic earnings (loss) per share only when there is no circumstance in which those shares would not be issued. The actual number of contingently issuable shares is not determinable at this time.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

Subsequent Events

The Company has evaluated events that occurred subsequent to March 31, 2012 through the date these financial statements were issued. Management has concluded that no subsequent events required disclosure in these financial statements except as discussed in Note 10.

NOTE 2 — CONVERTIBLE NOTE RECEIVABLE

In August 2011 the Company invested $50,000 in an unsecured convertible promissory note issued by Ecko Entertainment, Inc. (“Ecko”). The note bears interest at 5% and matures on August 31, 2012. In the event Ecko closes a qualified financing of $2,000,000 prior to maturity of the note, all principal and accrued interest then outstanding will automatically convert into shares of common stock. The price per share for such conversion shall equal the lesser of i) 70% of the price per share of the capital stock paid by investors in the qualified financing or ii) the price per share that would result based on a valuation of the company immediately prior to the closing of the qualified financing equal to $15,000,000. The Company accrued $1,455 in interest related to the note as of March 31, 2012.

In the event Ecko closes an equity financing which is not deemed a qualified financing, on, prior to or after the maturity date, or closes a qualified financing after the maturity date, the Company, at its option, may convert all of the principal and accrued interest then outstanding at the same terms as noted above.

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — VARIABLE INTEREST ENTITY

Rotvig Labs, LLC

In January 2011, the Company acquired a 50% membership interest in Rotvig Labs, LLC (“Rotvig Labs”) for $25,000. Rotvig Labs is also involved on developing applications for the mobile game industry. The Company evaluated its investment in Rotvig Labs and determined that it was the primary beneficiary and held a controlling interest in Rotvig Labs, and that the assets, liabilities and operations of Rotvig Labs should be consolidated into its financial statements. The key assumption in making this determination was that the Company held the sole cash basis investment at risk in the entity and share common management. The other founding member contributed services to the entity, which were recorded based on the agreed-upon capital contribution of $25,000, which approximates the fair value of the services rendered and the non-controlling interest at acquisition. The assets of Rotvig Labs can only be used to satisfy the liabilities of Rotvig Labs. Included in the accompanying condensed consolidated statements are the following assets and liabilities:

	March 31, 2012	December 31, 2011
Assets:
Cash	$25,000	$25,000
Liabilities:
Due to member of Andover Games, LLC	$4,500	$4,500

In April 2011, Rotvig Labs entered into a Service and Profit Sharing Agreement with Concepts Art House, Inc (“CAH”), a graphics design company. Under this agreement, CAH would provide $40,000 in committed art services in exchange for an eight percent (8%) membership interest in Rotvig Labs. CAH's membership interest is subject to vesting, whereby the equity interest is earned 25% for each $10,000 of committed art services provided for under the agreement. As of March 31, 2012 CAH had provided all such services and therefore had earned an 8% membership interest. Thus, the Company owns 46% of the membership interest of Rotvig Labs at March 31, 2012. In addition, CAH is entitled to profit sharing of 16% of Rotvig Labs’ gross revenue up to a cumulative amount of $80,000. After the cumulative 80% is reached CAH is entitled to 8% of gross revenues.

NOTE 4 — INVESTMENTS IN PRIVATE COMPANIES

Game Closure, Inc.

On September 14, 2011, the Company invested $80,000 in an unsecured and subordinated convertible promissory note issued by Game Closure, Inc. (“GCI”). The note bore interest at 2%, and had a maturity date of September 14, 2013. In December 2011, GCI issued and sold shares of its Preferred Stock to investors in an equity financing of at least $1,000,000 including conversion of this note. Based on the terms of the note, the outstanding principal and accrued interest then outstanding at the closing of the financing automatically converted into shares of Series A Preferred Stock equal to the the number obtained by dividing the aggregate amount of principal and accrued interest outstanding by the amount equal to the lesser of i) 100% of the purchase price for the Preferred Stock in the financing or ii) the price per share of such Preferred Stock assuming a $16,000,000 fully diluted pre-money valuation of the company. Upon conversion of principal of $80,000 and accrued interest of $241, the Company received 174,989 shares of Series A Preferred Stock of GCI. The holders of this Series A Preferred Stock have a non-cumulative dividend right at a rate of $0.0871128 per annum and conversion privileges at $1.08891 per share (unless automatically converted upon a qualified financing). The investment is accounted for using the cost method.

Tumbleweed Technologies, LLC/Byte Factory, LLC

During 2011, the Company invested $50,000 for a 33% membership interest in Tumbleweed Technologies, LLC (“Tumbleweed”). Subsequently, in September 2011, the Company contributed its interest in Tumbleweed for a 6.5% membership interest in Byte Factory, LLC (“Byte Factory”). The Company

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — INVESTMENTS IN PRIVATE COMPANIES – (continued)

accounted for its investment in Tumbleweed under the equity method of accounting through the date of its transfer to Byte Factory. During the period from July 2011 through the date of transfer, the Company recognized losses under the equity method totaling $12,009, reducing the carrying value of the investment to $37,991. The Company accounts for its investment in Byte Factory under the cost method of accounting. Subsequent to December 31, 2011, the Company learned that Byte Factory was in the process of dissolution. Because of this fact, the Company assessed the value of its investment to determine whether there was any subsequent decline in value. The Company estimated the fair value of its investment in Byte Factory using a discounted cash flow model and determined there was a decline in value below the carrying value at December 31, 2011 that was other than temporary and recognized an impairment loss of $3,727 during the fourth quarter of 2011, reducing the carrying value to $34,264. In March 2012, Byte Factory repaid $12,500 of the original investment of $50,000, bringing its carrying value to $21,764. As of March 31, 2012, Byte Factory is considering whether it will stop the dissolution process and remain open for business.

NOTE 5 — FINANCIAL INSTRUMENTS

Concentrations of Credit Risk

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits. These cash balances are held at one financial institution.

Fair Value

The Company has financial instruments, including investments in companies at cost, convertible notes receivable, and contingently convertible debt, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at March 31, 2012 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying condensed consolidated balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

NOTE 6 — CONVERTIBLE NOTE PAYABLE

On December 30, 2011, the Company issued a convertible bridge note in the amount of $50,000 with Ascend. The note bore interest at the prime rate (3.25%) plus 5% on an annual basis. The note and any accrued interest was be due and payable on the earlier of (i) the closing of the merger transaction contemplated between Ascend and the Company and (ii) June 30, 2012. In January 2012, the Company issued a convertible bridge note in the amount of $200,000 to Ascend under the same terms as described above. The merger transaction was consummated on February 29, 2012 and accordingly the notes were repaid according to their terms.

NOTE 7 — INCOME TAXES

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement, and tax basis of assets, and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company estimates the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liabilities. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — INCOME TAXES – (continued)

The Company accounts for uncertain tax positions in accordance with Accounting Standards Codification (“ASC”) 740 — “Income Taxes”. During these periods no uncertain tax provisions have been identified. The Company accrues interest and penalties, if incurred, on unrecognized tax benefits as components of the income tax provision in the accompanying condensed consolidated statements of operations.

Income taxes for the three months ended March 31, 2012 were computed using the effective tax rate estimated to be applicable for the full fiscal year, which is subject to ongoing review and evaluation by management. In accordance with ASC 740, “Income Taxes”, the Company evaluates whether a valuation allowance should be established against the net deferred tax assets based upon the consideration of all available evidence and using a “more likely than not” standard. Significant weight is given to evidence that can be objectively verified. The determination to record a valuation allowance is based on the recent history of cumulative losses and current operating performance. In conducting the analysis, the Company utilizes an approach, which considers the current year loss, including an assessment of the degree to which any losses are driven by items that are unusual in nature and incurred to improve future profitability. In addition, the Company reviews changes in near-term market conditions and any other factors arising during the period, which may impact its future operating results.

The Company incurred a loss from operations for the period from November 1, 2011 through March 31, 2012. Historically, the Company was operating as a limited liability company with the operating losses being allocated to the individual owners through November 1, 2011 when it made an election to be taxed as a corporation. Based on a history of cumulative losses and the results of operations for the three months ended March 31, 2012, the Company determined that it is more likely than not it will not realize benefits from the deferred tax assets. The Company will not record income tax benefits in the condensed consolidated financial statements until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. As a result of the analysis, the Company determined that a full valuation allowance against the net deferred tax assets is required. Deferred tax assets consist primarily of net operating losses of Ascend Acquisition Corporation prior to the merger on February 29, 2012.

As of December 31, 2011, the Company had federal net operating loss carryforwards of approximately $1,040,000. Internal Revenue Code Section 382 limits the utilization of net operating loss carryforwards upon a change of control of a company (as defined in Section 382). It was determined that one or more changes of control took place through March 31, 2012. As a result, utilization of the Company’s net operating loss carryforwards will be subject to limitations. These limitations could have the effect of eliminating substantial portion of the future income tax benefits of the net operating loss carryforwards.

The Company remains subject to examination by tax authorities for tax years 2008 through 2011. The Company files income tax returns in the U.S. federal jurisdiction and various states.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

The Company is party to a Publisher Agreement with a service provider to generate publishing revenue. The Company received $225,000 in deposits by the publisher. Two stockholders’ of the Company also co-founded this service provider. The Company may earn revenue based on direct payments under the application (100% of such payments allocated to the Company) and/or based on alternative payment service revenue which results from utilization of the platform provided by the publisher which incentivizes end users to complete certain tasks in response to advertisements presented within the application (i.e. to purchase other applications on the publisher’s platform) (70% of such revenues allocated to the Company). The latter revenue source is shared with the publisher, who will be the exclusive provider of the service that incentivizes the site user completion described above starting from the date that the first application begins utilizing this service. This revenue is subject to a $50,000 recoupment (the “Recoupment Amount”) which would be withheld by the service provider in settlement of the $225,000 deposit or any marketing credits (as discussed below) that it

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — COMMITMENTS AND CONTINGENCIES – (continued)

provides to the Company. The Company is required to maintain exclusivity on the Publisher’s platform for 24 months, plus any extension period. In addition, the Company can receive $50,000 in marketing credits, which may be used in lieu of other forms of payment and only for the promotion and distribution of the applications within the publisher's network. The Company recognized revenue in the amounts of $28,125, $- and $46,875 for the three months ended March 31, 2012 and the period from January 17, 2011 (inception) through March 31, 2011 and for the period January 17, 2011 (inception) through March 31, 2012.

In May 2011, the Company entered into a Development and Licensing Agreement with a consultant to build an Android game platform for the Company. The Agreement called for a payment of $32,500 upon the execution of the agreement, and the final payment of $32,500 when the product is completed as agreed upon by the parties and shipped. The application was deployed as of December 31, 2011, with $55,250, expensed as software development costs through December 31, 2011. The consultant was also be entitled to 20% of the net revenue paid to the Company by the publisher above (which primarily markets on Android) or Apple, Inc. platforms (less any marketing credits paid by the third parties), but only effective after the Company first receives $65,000 in such net revenue.

On March 26, 2012, the Company entered into an amended agreement with Infinitap whereby the remaining unpaid expenses relate due to Infinitap as per the terms of the original agreement were rolled into the new agreement. The updated agreement calls for the payment of $160,000 to be paid as Infinitap reaches various milestones related to software development. As of March 31, 2012 no services had been provided by Infinitap with respect to the new contract. In addition, the March 26, 2012 agreement calls for a revenue sharing arrangement. Ascend shall pay Infinitap eighteen percent (18%) of the revenues generated by the software (net of third party publisher operating fees) received by Ascend. The Revenue Share shall not become payable unless and until Ascend first receives $220,000 in revenues generated by the software (net of third party publisher operating fees).

In February 2012, in connection with the closing of the merger with Ascend, the Company entered into Employment Agreements with Craig dos Santos, the Company’s Chief Executive Officer. The agreement is for two years and provides for him to be paid an annual salary of $225,000 in exchange for his services.

Also in February 2012, in connection with the closing of the merger with Ascend, the Company entered into consulting agreements Jonathan J. Ledecky, Ascend’s then Chief Executive Officer and current interim Chief Financial Officer and Chairman of the Board, and Traction and Scale, LLC, an affiliate of Richard Hecker, the Company’s then Executive Vice President. Each consulting agreement is for two years and provides for the individuals to be paid an annual consulting fee of $150,000 each, respectively.

NOTE 9 — STOCKHOLDERS’ EQUITY

The Company has 50,926,700 shares outstanding subsequent to the merger. The amount includes 38,195,025 shares issued to the owners of Andover Games, LLC prior to the merger. The owners of Andover Gamess LLC prior to the reverse merger have certain rights to repurchase the unvested equity interests of the other stockholders if the services of any such stockholder are terminated. These purchase rights lapse over time until such time that each stockholder's shares are considered “vested”. The purchase rights shall be exercisable by the owners of Andover Games LLC at a price equal to the original price paid per unit purchased. Shares that have not yet vested are subject to acceleration upon the occurrence of certain financing or restructuring events, or upon the achievement of certain revenue milestones. As of March 31, 2012, the purchase rights had lapsed and equity interests had “vested” for a total of 19,036,432 shares.

ASCEND ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — SUBSEQUENT EVENTS

On May 14, 2012, Andover Games LLC and Ascend Acquisition Corp further amended the Merger Agreement, effective as of April 30, 2012. Pursuant to the amendment, the parties agreed to terminate the offering period for the Financing and recommence financing efforts at a later time. The parties determined to amend the Merger Agreement in this way to allow Ascend and the Company to freely explore and consummate potential strategic initiatives that have been presented to them since consummation of the merger. After Ascend and the Company have fully analyzed and explored such strategic initiatives and no later than June 30, 2012 (or whenever legally permitted to do so), Ascend anticipates recommencing its efforts to raise the remaining additional $2 million of proceeds pursuant to the original terms of the Merger Agreement and will then have approximately 30 days to complete the Financing.

Ironbound Partners Fund, LLC, an affiliate of Jonathan J. Ledecky, Ascend’s Non-Executive Chairman of the Board and Interim Chief Financial Officer, has agreed that if, by the expiration of the 30-day period described above, Ascend is unable to identify investors to purchase all of the remaining $2 million of shares of common stock, it will purchase such remaining shares.

Also on May 14, 2012, Ascend’s board of directors adopted the 2012 Long-Term Incentive Equity Plan (the “Plan”). The Plan provides for the grant of stock options, stock appreciation rights, restricted stock and other stock-based awards to, among others, the officers, directors, employees and consultants of Ascend and its subsidiaries, including the Company. The total number of shares of common stock reserved for issuance under the Plan is 6,000,000 shares.

Subsequent to March 31, 2012 the Company entered into employment agreements whereby 350,000 options were to be granted subject to Board approval.

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Index to the Financial Statements
December 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders of
Ascend Acquisition Corp.

We have audited the accompanying consolidated balance sheet of Ascend Acquisition Corp. and Subsidiary (a development stage company) (the “Company”) as of December 31, 2011, and the related consolidated statements of operations and stockholders’ deficit and cash flows for the period from January 17, 2011 (inception) through December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ascend Acquisition Corp. and Subsidiary (a development stage company) as of December 31, 2011, and the results of its operations, and its cash flows for the period from January 17, 2011 (inception) through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred a substantial loss from operations for the period from January 17, 2011 (inception) through December 31, 2011. Based on the Company’s liquidity position, continued losses could result in the Company not having sufficient liquidity or minimum cash levels to operate its business. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Marcum LLP

Melville, NY
February 27, 2012, except for Note 11(b),
of which the date is March 13, 2012

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Consolidated Balance Sheet
December 31, 2011

ASSETS
Current Assets
Cash ($25,000 related to the variable interest entity)	$80,588
Convertible note receivable	50,000
Accrued interest receivable	833
Total Current Assets	131,421
Investments in private companies	114,505
Equipment, at cost	815
Total Assets	$246,741
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$78,307
Payroll tax liabilities	27,601
Convertible note payable	50,000
Due to member (liability of the variable interest entity)	4,500
Total Current Liabilities	160,408
Deferred revenue	206,250
Total Liabilities	366,658
Commitments and Contingencies	—
Stockholders' Deficit
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued	—
Common stock, $0.0001 par value, 300,000,000 shares authorized; 38,195,025 issued and outstanding	3,820
Additional paid-in capital	163,555
Deficit accumulated during the development stage	(314,716)
Total Stockholders' Deficit of Ascend Acquisition Corp.	(147,341)
Non-controlling Interest	27,424
Total Stockholders' Deficit	(119,917)
Total Liabilities and Stockholders' Deficit	$246,741

The accompanying notes are an integral part of these consolidated financial statements.

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Consolidated Statement of Operations
From January 17, 2011 (Date of Inception) to December 31, 2011

Revenues	$18,750
Software development costs	124,650
Selling General and Administrative Expenses
Salaries	62,500
Payroll taxes	5,149
Office expenses	4,710
Professional fees	153,771
Other administrative expenses	5,500
Total Selling, General and Administrative Expenses	231,630
Loss from Operations ($300,054 attributable to controlling interest)	(337,530)
Other Income (Expense):
Interest Income	1,074
Impairment of Investment	(3,727)
Equity Loss from Investment	(12,009)
Total Other Income (Expense)	(14,662)
Net Loss	(352,192)
Less: Net Loss Attributable to the Non-controlling Interest	37,476
Net Loss Attributable to Ascend Acquisition Corp.	$(314,716)
Net Loss per share attributable to Ascend Acquisition Corp., basic and diluted	$(0.01)
Weighted Average Common Shares Outstanding, basic and diluted	30,362,080

The accompanying notes are an integral part of these consolidated financial statements.

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Consolidated Statement of Stockholders’ Deficit
From January 17, 2011 (Date of Inception) to December 31, 2011

					Additional Paid In Capital	Deficit Accumulated During Development Stage	Non-controlling Interest	Total Stockholders' Deficit
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Initial capitalization reflecting reverse merger recapitalization at January 17, 2011 (inception)	—	$—	20,879,948	$2,088	$157,912	$—	$—	$160,000
Equity interests issued for cash	—	—	17,315,077	1,732	5,643	—	—	7,375
Grant of non-controlling interest for services performed	—	—	—	—	—	—	64,900	64,900
Net loss	—	—	—	—	—	(314,716)	(37,476)	(352,192)
Balances, December 31, 2011	—	$—	38,195,025	$3,820	$163,555	$(314,716)	$27,424	$(119,917)

The accompanying notes are an integral part of these consolidated financial statements.

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Consolidated Statement of Cash Flows
From January 17, 2011 (Date of Inception) to December 31, 2011

Cash Flows From Operating Activities
Net Loss	$(352,192)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Impairment of investment	3,727
Equity loss from investment	12,009
Compensation for software development costs in exchange for non-controlling interest	64,900
Direct payment of operating expenses by member	4,500
Changes in Assets and Liabilities
Accrued interest receivable	(1,074)
Accounts payable and accrued expenses	78,307
Payroll tax liabilities	27,601
Deferred revenue	206,250
Net Cash Used in Operating Activities	44,028
Cash Flows From Investing Activities
Purchases of equipment	(815)
Investments in private companies	(50,000)
Purchase of convertible notes receivables	(130,000)
Net Cash Used in Investing Activities	(180,815)
Cash Flows From Financing Activities
Proceeds from convertible note payable	50,000
Members' contributions	167,375
Net Cash Provided by Financing Activities	217,375
Net Increase in Cash	80,588
Cash at Beginning of Period	—
Cash at End of Period	$80,588
Supplemental disclosure of non-cash financing activities:
Conversion of note receivable/accrued interest into investment in preferred stock of company	$80,241

The accompanying notes are an integral part of these consolidated financial statements.

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Andover Games, LLC, (the “Company” or “Andover Games”) a development stage company, is a limited liability company formed on January 17, 2011 under the laws of the State of Delaware as Andover Fund, LLC. The name was changed in December, 2011 to Andover Games, LLC. The entity has an indefinite life. The Company's principal business is focused on developing mobile games for iPhone and Android platforms. As more fully described in NOTE 11(b), on February 29, 2012, the Company entered into a Merger Agreement with Ascend Acquisition Corp. (a C-Corporation), a public shell. As a result, the financial statements have been updated to reflect the recapitalization in the Balance Sheet, Statement of Operations and Statement of Stockholders' Deficit to conform to Securities & Exchange Commission (“SEC”) regulations. The footnotes and the financial statement headings have also been updated to reflect the effects of the recapitalization disclosed in NOTE 11(b).

Development Stage Company

The Company is a development stage company as defined by section 810-10-20 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the less than majority owned variable interest entity which it controls (see NOTE 3). Significant inter-company accounts and transactions have been eliminated in consolidation.

Cash

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Investments in private companies

Investments in private companies in which the Company owns less than 20% of the entity and does not influence the operating or financial decisions of the investee are carried at cost. The Company reviews the investments for impairment and records a loss on impairment based on the difference between the fair value of the investment and the carrying amount when indicators of impairment exist.

Equipment

Equipment is carried at cost and is depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Income Taxes

The Company is a limited liability company (an “LLC”) and is treated as a partnership for income tax purposes through November 1, 2011. As such, the members of the LLC are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal or state income taxes has been included in the consolidated financial statements. The Company elected to be taxed as a C corporation beginning November 1, 2011. The effects of this election were deemed to be immaterial for the period November 1, 2011 to December 31, 2011.

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Management has concluded that the Company is a pass-through entity through November 1, 2011 and there are no uncertain tax positions that would require recognition in the consolidated financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax would be reported as income taxes.

Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analyses of tax laws, regulations and interpretations thereof as well as other factors. Generally, Federal, State and Local authorities may examine the Company’s tax returns for three years from the date of filing and as a result the current year remains subject to examination.

Software development costs

In accordance with ASC 985-20 “Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed,” software development costs are expensed as incurred until technological feasibility (generally in the form of a working model) has been established. Research and development costs which consist primarily of salaries and fees paid to third parties for the development of software and applications are expensed as incurred. The Company capitalizes only those costs directly attributable to the development of the software. Capitalization of these costs begins upon the establishment of technological feasibility. Activities undertaken after the products are available for release to customers to correct errors or keep the product up to date are expensed as incurred. Capitalized software development costs will be amortized over the estimated economic life of the software once the product is available for general release to customers. Capitalized software development costs will be amortized over the greater of the ratio of current revenue to total projected revenue for a product or the straight-line method. The Company will periodically perform reviews of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts are written off. During the period from January 17, 2011 (inception) through December 31, 2011, the Company expensed $124,650 in software development costs.

Revenue Recognition

The Company evaluates revenue recognition based on the criteria set forth in FASB ASC 985-605, “Software: Revenue Recognition.” The Company recognizes revenue when persuasive evidence of an arrangement exists, the product, image or game has been delivered, the fee is fixed or determinable, and collectability is reasonably assured. The Company’s specific revenue recognition policies are as follows:

The Company recognizes revenue from the sale of its social games and mobile applications (“Apps”) from two revenue sources: direct payment revenue or alternative payment service revenue. Direct payment revenue results from payments from the end users of Apps for virtual goods or currency (i.e. items within the game and virtual money to buy items and upgrades in a game) in an application from a variety of direct payment sources, less deductions for fraud, charge-backs, refunds, credit card processing fees or uncollected amounts (assuming all other recognition criteria are met). Alternative payment service revenue results from utilization of the platform provided by a publisher that is party to a collaborative arrangement with the Company (see “Collaborative Arrangement”). The publisher's platform incentives end users to complete certain tasks in response to advertisements presented within the application (i.e. to purchase other applications on the publisher’s platform). Revenue from the alternative payment service (subject to a “Recoupment Amount” by the vendor — see NOTE 10) would be recognized as the service is rendered, with a portion of the revenue allocated to the vendor. If the service period is not defined, the Company would recognize the revenue over the estimated service period. In conjunction with the collaborative arrangement, the Company receives proceeds that are recognized on a straight line basis over the period that the Company is required to keep its applications on the publisher’s platform.

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Advertising Costs

Advertising costs are charged to operations when incurred. There were no advertising costs incurred for the period from January 17, 2011 (inception) through December 31, 2011.

Non-controlling Interest

The Company has consolidated Rotvig Labs, LLC (“Rotvig” — see NOTE 3), which qualifies as a variable interest entity (“VIE”) because the Company determined that it is the primary beneficiary and has a controlling financial interest. Therefore, Rotvig’s financial statements are consolidated in the Company’s consolidated financial statements and the other member’s equity in Rotvig is recorded as non-controlling member’s interest as a component of consolidated members’ equity. At December 31, 2011, non-controlling interest was $27,424.

Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. The Company had minimal revenue inception-to-date, and the Company has incurred a substantial loss from operations for the period from January 17, 2011 (inception) through December 31, 2011. Based on the Company’s liquidity position, continued losses could result in the Company not having sufficient liquidity or minimum cash levels to operate its business. Management's plan in regard to these matters includes raising additional proceeds from debt and equity transactions and completing strategic acquisitions that will generate positive cash flows. See NOTE 11(b) for a description of subsequent transactions. Management believes it will need to raise additional capital to execute its business plans. These conditions raise substantial doubt about the Company's ability to continue as a going concern.The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant estimates utilized related to the impairment of investment in companies. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

Subsequent Events

The Company evaluated the events and transactions subsequent to December 31, 2011 balance sheet date and through February 27, 2012, except for NOTE 11(b) in which events described were evaluated through March 13, 2012, which is the date the financial statements were issued to determine if they require potential adjustment to or disclosure in the financial statements. Except as disclosed in NOTE 11, the Company concluded no other events required disclosure in the financial statements.

NOTE 2 — CONVERTIBLE NOTE RECEIVABLE

In August 2011 the Company invested $50,000 in an unsecured convertible promissory note issued by Ecko Entertainment, Inc. (“Ecko”). The note bears interest at 5% and matures on August 31, 2012. In the event Ecko closes a qualified financing of $2,000,000 prior to maturity of the note, all principal and accrued interest then outstanding will automatically convert into shares of common stock. The price per share for such conversion shall equal the lesser of i) 70% of the price per share of the capital stock paid by investors in the qualified financing or ii) the price per share that would result based on a valuation of the company

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 2 — CONVERTIBLE NOTE RECEIVABLE  – (continued)

immediately prior to the closing of the qualified financing equal to $15,000,000. The Company accrued $833 in interest related to the note as of December 31, 2011.

In the event Ecko closes an equity financing which is not deemed a qualified financing, on, prior to or after the maturity date, or closes a qualified financing after the maturity date, the Company, at its option, may convert all of the principal and accrued interest then outstanding at the same terms as noted above.

NOTE 3 — VARIABLE INTEREST ENTITY

Rotvig Labs, LLC

In January 2011, the Company acquired a 50% membership interest in Rotvig Labs, LLC (“Rotvig Labs”) for $25,000. Rotvig Labs is also involved on developing applications for the mobile game industry. The Company evaluated its investment in Rotvig Labs and determined that it was the primary beneficiary and held a controlling interest in Rotvig Labs, and that the assets, liabilities and operations of Rotvig Labs should be consolidated into its financial statements. The key assumption in making this determination was that the Company held the sole cash basis investment at risk in the entity and share common management. The other founding member contributed services to the entity, which were recorded based on the agreed-upon capital contribution of $25,000, which approximates the fair value of the services rendered and the non-controlling interest at acquisition. The assets of Rotvig Labs can only be used to satisfy the liabilities of Rotvig Labs.

Included in the accompanying financial statements are the following assets and liabilities of Rotvig Labs as of December 31, 2011:

Assets:
Cash	$25,000
Liabilities:
Due to member of Andover Games, LLC	4,500

In April 2011, Rotvig Labs entered into a Service and Profit Sharing Agreement with Concepts Art House, Inc (“CAH”), a graphics design company. Under this agreement, CAH would provide $40,000 in committed art services in exchange for an eight percent (8%) membership interest in Rotvig Labs. CAH's membership interest is subject to vesting, whereby the equity interest is earned 25% for each $10,000 of committed art services provided for under the agreement. As of December 31, 2011, CAH had provided all such services and therefore had earned an 8% membership interest. Thus, the Company owns 46% of the membership interest of Rotvig Labs at December 31, 2011. In addition, CAH is entitled to profit sharing of 16% of Rotvig Labs’ gross revenue up to a cumulative amount of $80,000. After the cumulative 80% is reached CAH is entitled to 8% of gross revenues.

NOTE 4 — INVESTMENTS IN PRIVATE COMPANIES

Game Closure, Inc.

On September 14, 2011, the Company invested $80,000 in an unsecured and subordinated convertible promissory note issued by Game Closure, Inc. (“GCI”). The note bore interest at 2%, and had a maturity date of September 14, 2013. In December 2011, GCI issued and sold shares of its Preferred Stock to investors in an equity financing of at least $1,000,000 including conversion of this note. Based on the terms of the note, the outstanding principal and accrued interest then outstanding at the closing of the financing automatically converted into shares of Series A Preferred Stock equal to the the number obtained by dividing the aggregate amount of principal and accrued interest outstanding by the amount equal to the lesser of i) 100% of the purchase price for the Preferred Stock in the financing or ii) the price per share of such Preferred Stock assuming a $16,000,000 fully diluted pre-money valuation of the company. Upon conversion of principal of $80,000 and accrued interest of $241, the Company received 174,989 shares of Series A Preferred Stock of GCI. The holders of this Series A Preferred Stock have a non-cumulative dividend right at a rate of

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 4 — INVESTMENTS IN PRIVATE COMPANIES  – (continued)

$0.0871128 per annum and conversion privileges at $1.08891 per share (unless automatically converted upon a qualified financing). The investment is accounted for using the cost method.

Tumbleweed Technologies, LLC/Byte Factory, LLC

In July 2011, the Company invested $50,000 for a 33% membership interest in Tumbleweed Technologies, LLC (“Tumbleweed”). Subsequently, in September 2011, the Company contributed its interest in Tumbleweed for a 6.5% membership interest in Byte Factory, LLC (“Byte Factory”). The Company accounted for its investment in Tumbleweed under the equity method of accounting through the date of its transfer to Byte Factory. During the period from July 2011 through the date of transfer, the Company recognized losses under the equity method totaling $12,009, reducing the carrying value of the investment to $37,991. The Company accounts for its investment in Byte Factory under the cost method of accounting. Subsequent to December 31, 2011, the Company learned that Byte Factory was in the process of dissolution. Because of this fact, the Company assessed the value of its investment to determine whether there was any subsequent decline in value. The Company estimated the fair value of its investment in Byte Factory using a discounted cash flow model and determined there was a decline in value below the carrying value at December 31, 2011 that was other than temporary and recognized an impairment loss of $3,727, reducing the carrying value to $34,264.

NOTE 5 — EQUIPMENT AND IMPROVEMENTS

Equipment and improvements consists of the following as of December 31, 2011:

Equipment	$815
Less accumulated depreciation	—
$815

NOTE 6 — FINANCIAL INSTRUMENTS

Concentrations of Credit Risk

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits. These cash balances are held at one financial institution.

Fair Value

The Company has financial instruments, including investments in companies at cost, convertible notes receivable, and contingently convertible debt, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 2011 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

NOTE 7 — CONVERTIBLE NOTE PAYABLE

On December 30, 2011, the Company issued a convertible bridge note in the amount of $50,000 with Ascend Acquisition Corp. (see NOTE 10). The note bears interest at the prime rate (3.25%) plus 5% on an annual basis. Unless prepaid, accelerated or converted in accordance with the terms outlined below, the note and any accrued interest shall be due and payable on the earlier of (i) the closing of the merger transaction contemplated between the holder and the Company (see NOTE 10, below) and (ii) June 30, 2012.

In the event that the Company consummates, prior to the maturity date, an equity financing with aggregate proceeds of not less than $2,000,000, the note and any accrued interest may be converted at the

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 7 — CONVERTIBLE NOTE PAYABLE  – (continued)

option of the holder into equity securities at a price per unit/share equal to 80% of the price per unit/share of the equity securities, or the holder may require prepayment in full of the principal and accrued interest. The contingent option of the holder was accounted for as a contingent beneficial conversion option as the event that triggers conversion was within the Company’s control. The intrinsic value of the beneficial conversion option at the date of grant was $12,500 and will be recognized in the event that the contingency is resolved.

NOTE 8 — FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described as follows:

(1)	Level 1 — Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.
(2)	Level 2 — Inputs other than quoted prices that are observable for the asset or liability; inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;
•	quoted prices for identical or similar assets or liabilities in inactive markets;
(3)	Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset's or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets and liabilities recognized at fair value. There have been no changes in the methodologies used during the period from January 17, 2011 (inception) through December 31, 2011.

Investment in companies, cost method: The fair value of one of the investments in companies under the cost method has been estimated due to identified events or changes in circumstances that may have had a significant adverse effect on the fair value. The Company used a discounted cash flow model to estimate fair value and determined the impairment was other than temporary. The Company applied a 20% discount rate to the expected future cash flows to determine the fair value.

The table below represents the Company's assets and liabilities that are recorded at fair value on a non-recurring basis. There were no assets or liabilities recorded at fair value on a recurring basis.

		Fair Value Measurements at Reporting Date Using
	12/31/11	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investment in company, cost method	$34,264	—	—	$34,264
	$34,264	$—	$—	$34,264

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 9 — MEMBERSHIP INTERESTS

Prior to the events discussed in NOTE 11(b), the Company was operating as a limited liability company (an “LLC”). The following represents the membership interest activity within the LLC prior to the retrospective presentation of stockholders' equity (deficit) due to these events. A total of 10,000,000 membership units were authorized, issued and outstanding at December 31, 2011. The Operating Agreement provided for initial capital contributions of $160,000, with each of two members holding a 50% membership interest. Allocations of net income or loss are allocated to the members in accordance with their respective percentage interests.

In May 2011, another member was admitted, with a revised membership interest of 33 1/3% for each member. The new member's interest would vest ratably the first of each month after the amendment over a four year term. These three members are referred to as the “Founders”. In October 2011, the Operating Agreement was again amended to re-allocate membership interests and grant membership interests to two additional individuals for additional cash contributions totaling $2,278. In addition, the member who was admitted in May 2011 contributed $5,097 for his membership interest. The contributions made by these three members in October 2011 were made in amounts that approximated the fair value of the units received.The holders of the top four membership percentage interests are referred to as the “Signatory Members”. In addition, the two original members of the Company were granted priority distribution rights of $205,000 each for any distributions of profits or net proceeds arising from any sale of the Company. Founders that have not been terminated have certain rights to repurchase the unvested equity interests of the other members if the services of any such member are terminated. These purchase rights lapse over time until such time that each member's units are considered “vested”. The purchase rights shall be exercisable by the remaining Signatory Members pro rata with their holdings (vested and unvested) at an exercise price equal to the original price paid per membership unit purchased. Units that have not yet vested are subject to acceleration upon the occurrence of certain financing or restructuring events, or upon the achievement of certain revenue milestones. As of December 31, 2011, the purchase rights had lapsed and membership interests had “vested” for a total of 967,223 units.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

The Company is party to a Publisher Agreement with a service provider to generate publishing revenue. The Company received $225,000 in deposits by the publisher. Two stockholders of the Company also co-founded this service provider. The Company may earn revenue based on direct payments under the application (100% of such payments allocated to the Company) and/or based on alternative payment service revenue which results from utilization of the platform provided by the publisher which incentives end users to complete certain tasks in response to advertisements presented within the application (i.e. to purchase other applications on the publisher’s platform) (70% of such revenues allocated to the Company). The latter revenue source is shared with the publisher, who will be the exclusive provider of the service that incentives the site user completion described above starting from the date that the first application begins utilizing this service. This revenue is subject to a $50,000 recoupment (the “Recoupment Amount”) which would be withheld by the service provider in settlement of the $225,000 deposit or any marketing credits (as discussed below) that it provides to the Company. The Company is required to maintain exclusivity on the Publisher’s platform for 24 months, plus any extension period. In addition, the Company can receive $50,000 in marketing credits, which may be used in lieu of other forms of payment and only for the promotion and distribution of the applications within the publisher's network.

In May 2011, the Company entered into a Development and Licensing Agreement with a consultant to build an Android game platform for the Company. The Agreement called for a payment of $32,500 upon the execution of the agreement, and the final payment of $32,500 when the product is completed as agreed upon by the parties and shipped. The application was deployed as of December 31, 2011, with $55,250 expensed for software application development costs with $9,750 to be recognized in future periods based on the

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 10 — COMMITMENTS AND CONTINGENCIES  – (continued)

completion of services. The consultant will also be entitled to 20% of the net revenue paid to the Company by the publisher above (which primarily markets on Android) or Apple, Inc. platforms (less any marketing credits paid by the third parties), but only effective after the Company first receives $65,000 in such net revenue.

In May 2011, the Company entered into an Employment Agreement with an individual who became a Signatory member in October 2011 (see NOTE 9 above). The individual's employment was approved as Managing Director. The agreement term is for one year unless terminated by good cause, and renews automatically for one year unless cancelled six months from the date of signing. The employee’s annual salary is $225,000 per the terms of the employment agreement.

In November 2011, the Company entered into Employment Agreements with the Chief Executive Officer and Executive Vice President. The individuals' employment will begin upon the closing of a minimum financing of $250,000. Both agreements' term are for one year unless terminated by good cause, and renew automatically for one year unless cancelled six months from the date of signing. The employee’s annual salary is $150,000 per the terms of the employment agreement.

In November 2011, the Company entered into an Employment Agreement with a Non-Executive Chairman. The agreement may be terminated for good cause within the first year. The employee’s annual salary is $150,000 per the terms of the employment agreement.

In December 2011, the Company entered into a Merger Agreement and Plan of Reorganization with Ascend Acquisition Corp (“Ascend”), a publicly traded shell company. The effective date of the merger will be upon closing of the transaction, which had not occurred as of December 31, 2011. Upon the closing of the transaction, the members of the Company will exchange their membership interests for common stock of Ascend, which will provide the former members with a minimum ownership of 75% of the fully diluted capitalization of Ascend.

NOTE 11 — SUBSEQUENT EVENTS

(a) In January 2012, the Company issued a convertible bridge note in the amount of $200,000 to Ascend under the same terms as described in NOTE 7.

(b) On February 29, 2012, the Company and Ascend closed the transactions under the Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with the Company becoming a wholly-owned subsidiary of Ascend (the “Closing”). At the Closing, the holders of membership interests of the Company received 38,195,025 shares of Ascend common stock, representing 75% of the fully diluted capitalization of Ascend immediately after the closing of the merger and the Financing (defined below), subject to further adjustment as provided for in the Merger Agreement.

Pursuant to the Merger Agreement, Ascend was obligated to use its commercial best efforts to raise at least $4 million of equity capital through the sale of Ascend's capital stock (the “Financing”), of which at least $2 million was to be raised prior to or simultaneously with the Closing and such additional proceeds are to be raised, if at all, within the next 30 days so as to raise up to $4 million in aggregate proceeds. Pursuant to the Merger Agreement, Ascend is required to use its commercial best efforts to raise an additional $2 million of proceeds within 30 days after the Closing. Pursuant to the Merger Agreement, if Ascend sells additional shares of its capital stock in the Financing during such period, Ascend will issue additional shares of its common stock to the former members of the Company to maintain their collective ownership of Ascend common stock at 75% on a fully diluted basis. Alternatively, if Ascend sells less than the maximum $4 million in aggregate proceeds in the Financing, then such number of additional shares of Ascend capital stock shall be issued to the former members of the Company at the final closing of the Financing so as to increase their collective pro-rata percentage ownership in Ascend by one percent (1%) for every $200,000 in proceeds that Ascend falls short of the $4 million maximum proceeds in the Financing.

Ascend Acquisition Corp. and Subsidiary
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 11 — SUBSEQUENT EVENTS  – (continued)

Simultaneously with the Closing, Ascend sold 4,000,000 shares of its common stock at $0.50 per share, for gross proceeds of $2 million pursuant to the Financing. In addition, the Company repaid $250,000 of outstanding convertible notes payable to Ascend.

The merger will be treated as an acquisition of Ascend by Andover Games and as a recapitalization of Andover Games as Andover Games members will hold a majority of the Ascend shares and will exercise significant influence over the operating and financial policies of the consolidated entity . As Ascend was a non-operating public shell prior to the transaction, pursuant to Securities and Exchange Commission rules, the merger or acquisition of a private operating company into a non-operating public shell with nominal assets is considered a capital transaction in substance rather than a business combination.

As a result, the consolidated balance sheet, statement of operations, and statement of stockholders' deficit of Andover Games, LLC have been retroactively updated to reflect the recapitalization. The Company determined that no income tax benefit associated with any net operating loss carry-forwards would be recognized if it had been taxed as a corporation from inception, as it is more likely than not that such loss carryforwards would not be realized.

Net loss per share, in accordance with the provisions of ASC 260, “Earnings Per Share” is computed by dividing net loss attributable to Andover GAmes, LLC by the weighted average number of shares of Common Stock outstanding during the period. As discussed above, the change in capital structure of the Company that occurred subsequent to year-end requires retrospective presentation as if the change took place at the beginning of the period presented. Common Stock equivalents have not been included in this computation since the effect would be anti-dilutive. As further discussed above, the Merger Agreement provides for contingently issuable common shares. These shares would be required to be issued in the event of and in proportion to any shortfall in proceeds that may be received towards the maximum amount of the Financing. If no additional proceeds are received in the Financing, the maximum contingently issuable shares would be issued, or a total of 33,951,133. In accordance with ASC 260-10-45-12A, contingently issuable shares should be included in basic earnings (loss) per share only when there is no circumstance in which those shares would not be issued. The actual number of contingently issuable shares is not determinable at this time.

ASCEND ACQUISITION CORP.

12,137,989 Shares of Common Stock

________ ___, 2012

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the registrant, are as follows. All amounts are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	$700
Printer expenses	$5,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$15,000
Total	$45,700

Item 14.  Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)  Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)  For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)  For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)  The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Furthermore, our bylaws provide for (i) indemnification of our directors, officers and employees and agents to the fullest extent permitted by the Delaware General Corporation Law as set forth above; (ii) the right of our directors, officers, employees and agents to be paid or reimbursed by us for the reasonable expenses incurred in advance of a proceeding’s final disposition; and (iii) the purchase of insurance by us to protect us and any person who is or was serving as our director, officer, employee or agent.

We have entered into indemnification and reimbursement agreements with each of our directors. We also have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

Merger

On February 29, 2012, we consummated the transactions contemplated the Merger Agreement, as described more fully in the section entitled “Business of the Company — Corporate History” in the prospectus filed as part of this registration statement, which disclosure is incorporated herein by reference. Pursuant to the Merger Agreement, we acquired 100% of the outstanding membership interests of Andover Games in exchange for 38,195,025 shares of our common stock issued to the former members of Andover Games. No discounts or commissions were paid in connection with the issuance of the shares. The issuances were made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

Private Placements

On February 29, 2012, and in connection with the consummation the transactions contemplated the Merger Agreement, Ascend sold an aggregate of 4,000,000 shares of common stock to the following accredited investors on a private placement basis, for an aggregate purchase price of $2,000,000, or $0.50 per share:

Name	Shares
Ironbound Partners Fund, LLC(3)	500,000
Jeremy Zimmer	100,000
Leman Management Nominees Limited	200,000
LM Holdings Ltd.	1,000,000
Pepper Grove Holdings Limited	600,000
Moyo Partners, LLC	200,000
Adam Nelson Trust #2	150,000
Eric Nelson Trust #2	150,000
Steven Nelson	150,000
Brimco LLC	250,000
David Parker	200,000
William Campbell III	200,000
David Eisner	100,000
Firefly Holdings, LLC	100,000
The Brian Robbins TR DTD 01/28/2010	100,000

No discounts or commissions were paid in connection with the sale of the shares. The issuances were made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On July 27, 2011, Ascend sold an aggregate of 625,000 shares of common stock to the following accredited investors on a private placement basis, for an aggregate purchase price of $125,000, or $0.20 per share:

Name	Shares
Jeremy Zimmer	250,000
Dakota Group Ltd.	250,000
Evan Morgan	125,000

No discounts or commissions were paid in connection with the sale of the shares. The issuances were made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

Convertible Notes

In November 2008, the Company issued a convertible promissory note to Don K. Rice, at the time its sole officer and one of its directors, with a principal amount of $195,000. The principal balance of the promissory note included the principal balance of an earlier promissory note executed on June 16, 2008, plus accrued interest and additional advances made by Mr. Rice thereafter. The promissory note was due and payable in full on demand, and bore interest at the rate of 5% per annum. At any time prior to the payment in full of the entire balance of the promissory note, Mr. Rice had the option of converting all or any portion of the unpaid balance of the promissory note into shares of Ascend common stock at a conversion price equal to $0.04 per share, subject to adjustment upon certain events. The note was issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended, as the shares were issued to sophisticated investors with such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

In August 2009, the Company executed a second convertible promissory note to Don K. Rice, with a principal amount of $50,000. The principal balance of the promissory note included advances made by Mr.

Rice during 2009. The promissory note is due and payable in full on demand, and bears interest at the rate of 5% per annum. At any time prior to the payment in full of the entire balance of the promissory note, Mr. Rice has the option of converting all or any portion of the unpaid balance of the promissory note into shares of our company’s common stock at a conversion price equal to $0.05 per share, subject to adjustment upon certain events. The note was issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended, as the shares were issued to sophisticated investors with such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

In March 2010, the Company issued a third convertible promissory note to Don K. Rice, with a principal amount of $30,000. The principal balance of the promissory note included advances made by Mr. Rice during the fourth quarter of 2009 through February 2010. The promissory note was due and payable in full on demand and bore interest at the rate of 5% per annum. At any time prior to the payment in full of the entire balance of the promissory note, Mr. Rice had the option of converting all or any portion of the unpaid balance of the promissory note into shares of Ascend common stock at a conversion price equal to $0.06 per share, subject to adjustment upon certain events. The note was issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended, as the shares were issued to sophisticated investors with such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

In August 2010, the Company issued a fourth convertible promissory note to Don K. Rice, with a principal amount of $30,000. The principal balance of the promissory note included advances made by Mr. Rice from May 2010 through July 2010. The promissory note was due and payable in full on demand and bore interest at the rate of 5% per annum. At any time prior to the payment in full of the entire balance of the promissory note, Mr. Rice had the option of converting all or any portion of the unpaid balance of the promissory note into shares of our common stock at a conversion price equal to $0.05 per share, subject to adjustment upon certain events. The note was issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended, as the shares were issued to sophisticated investors with such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

In January 2011, the Company issued a fifth convertible promissory note to Don K. Rice, with a principal amount of $15,000. The promissory note represented amounts advanced to the Company by Mr. Rice during August and November 2010. The promissory note was due and payable in full on demand, and bore interest at the rate of 5% per annum. At any time prior to the payment in full of the entire balance of the promissory note, Mr. Rice had the option of converting all or any portion of the unpaid balance of the promissory note into shares of the Company’s common stock at a conversion price equal to $0.15 per share, subject to adjustment upon certain events. The note was issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended, as the shares were issued to sophisticated investors with such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

On January 12, 2011, Don K. Rice converted the $320,000 principal amount of promissory notes issued to Mr. Rice by us into an aggregate of 7,075,000 shares of our common stock (at an average conversion price of $0.045 per share). No discounts or commissions were paid in connection with such conversion or the initial issuance of the promissory notes. The notes and shares were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended, as the notes and shares were issued to sophisticated investors with such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

On July 27, 2011, Jonathan J. Ledecky converted the $10,000 principal amount of a promissory note issued to Mr. Ledecky by us on July 19, 2011 and the $25,000 principal amount of a note issued to Mr. Ledecky by us on March 30, 2011 into an aggregate of 175,000 shares of our common stock (at a conversion price of $0.20 per share). The March 30, 2011 note had a conversion price of $0.19 per share but was voluntarily converted by Mr. Ledecky into common stock at $0.20 per share. No discounts or commissions were paid in connection with such conversion or the initial issuance of the promissory notes. The notes and shares were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended, as the notes and shares were issued to sophisticated investors with such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

Regulation D

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that generally (a) the stockholder was acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agreed not to sell or otherwise transfer the purchased shares unless they were registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration was available, (c) the stockholder had knowledge and experience in financial and business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder had no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D were accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

Item 16.  Exhibits.

The exhibits filed herewith or incorporated by reference herein are listed in the Exhibit Index below.

Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the date of first use.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California on the 25th day of May, 2012.

ASCEND ACQUISITION CORP.

By:	/s/ Craig dos Santos Craig dos Santos Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Craig dos Santos Craig dos Santos	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2012
/s/ Jonathan J. Ledecky Jonathan J. Ledecky	Non-Executive Chairman, Interim Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	May 25, 2012
* Jeremy Zimmer	Director	May 25, 2012
* Ben Lewis	Director	May 25, 2012
* Richie Hecker	Director	May 25, 2012
* By Craig dos Santos, Power of Attorney

EXHIBIT INDEX

Exhibit No.	Description
2.1	Merger Agreement and Plan of Reorganization, dated as of December 30, 2011, by and among Ascend Acquisition Corp., Ascend Merger Sub, LLC, Andover Games, LLC and the members of Andover Games, LLC. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on January 4. 2012.)
2.2	Amendment No. 1 to the Merger Agreement and Plan of Reorganization, dated as of March 30, 2012, by and among Ascend Acquisition Corp., Andover Games, LLC and the former members of Andover Games. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on April 4, 2012.)
2.3	Amendment No. 2 to the Merger Agreement and Plan of Reorganization, dated as of May 14, 2012, by and among Ascend Acquisition Corp., Andover Games, LLC and the former members of Andover Games.
3.1	Second Amended and Restated Certificate of Incorporation. (Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 and filed with the SEC on March 31, 2009.)
3.2	By-Laws. (Incorporated by reference to the Registrant’s Registration Statement on Form S-1 or amendments thereto (SEC File No. 333-131529).)
4.1	Specimen Common Stock Certificate. (Incorporated by reference to the Registrant’s Registration Statement on Form S-1 or amendments thereto (SEC File No. 333-131529).)
5.1**	Opinion of Graubard Miller.
10.1	Intentionally omitted.
10.2	Intentionally omitted.
10.3	Operating Agreement for Manager-Managed Rotvig Labs, LLC dated as of January 28, 2011. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
10.4	Membership Interest Agreement dated May 7, 2011 between all the Members of Rotvig Labs, LLC and Concept Art House, Inc. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
10.5	Service and Profit Sharing Agreement dated April 19, 2011 between Rotvig Labs, LLC and Concept Art House, Inc. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
10.6	Note Purchase Agreement dated August 31, 2011 by and among Ecko Entertainment, Inc. and each of the purchasers listed on the Schedule of Purchasers attached thereto as Exhibit A. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
10.7	Note Purchase Agreement dated September 14, 2011 by and among Game Closure Inc. and the persons named on the Schedule of Purchasers attached thereto. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
10.8	Intentionally omitted.
10.9	Operating Agreement for Member-Managed Byte Factory LLC dated September 18, 2011. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)

Exhibit No.	Description
10.10	Tapjoy Publisher Agreement: Term Sheet by and between Andover Fund, LLC and Tapjoy dated March 29th, 2011. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
10.11	Intentionally omitted.
10.12*	Employment Agreement dated February 29, 2012 between Andover Fund, LLC and Craig Dos Santos. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
10.13*	Consulting Agreement dated February 29, 2012 between Registrant and Traction and Scale, LLC (Richard Hecker). (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
10.14*	Consulting Agreement dated February 29, 2012 between Registrant and Jonathan Ledecky. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
10.15	Form of Lock Up Agreement between Registrant and each of Craig dos Santos, Richard Hecker, Ben Lewis, Lee Linden, Jon Diamond, Jonathan J. Ledecky and Ironbound Partners Fund, LLC. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on January 4. 2012.)
10.16	Form of Right of First Look Agreement between Registrant and Craig dos Santos, Richard Hecker, Lee Linden, Ben Lewis and Jon Diamond. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on January 4. 2012.)
10.25	Form of Subscription Agreement between Registrant and the certain investors. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
10.26	Form of Indemnification Agreement. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
10.27	Advisor Agreement, dated February 24, 2012, by and between Ascend Acquisition Corp. and Lee Linden.
10.28	Repurchase Rights Agreement, dated as of February 24, 2012, by and among the Key Holders listed on Schedule A thereto.
10.29	2012 Long-Term Incentive Equity Plan.
10.30	Commitment Letter by Ironbound Partners Fund, LLC.
16	Letter from GBH CPAs, PC regarding change in certifying accountant, dated May [], 2012. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2012.)
21	List of subsidiaries of the Registrant. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on March 6, 2012.)
23.1**	Consent of Graubard Miller. (Included in Exhibit 5.1.)
23.2	Consent of Marcum LLP.
24.1***	Power of attorney.
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema

Exhibit No.	Description
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase
101.DEF**	XBRL Taxonomy Extension Definition Linkbase
101.LAB**	XBRL Taxonomy Extension Label Linkbase
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase

*	Management compensatory plan, contract or arrangement.
**	To be filed by amendment.
***	Previously filed.